Exhibit 99.8

Grupo Ferrovial, S.A Merger Balance Sheet and Explanatory Notes 30 April 2009 Board of Directors 28 July 2009

Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.
GRUPO FERROVIAL, S.A.
MERGER BALANCE SHEET (thousand euro)

A S S E T S	30/04/2009

NON-CURRENT ASSETS	3,788,228
Intangible assets	0
Computer software	0
Property, plant and equipment	11,980
Land and buildings	4,997
Plant and machinery	55
Fixtures, fittings, tools and equipment	2,369
Other PPE	4,559
L/T investments in Group companies and associates	3,675,784
Equity instruments	1,950,023
Loans to Group companies	1,725,761
Long-term financial assets	245
Loans to third parties	98
Other financial assets	147
Deferred tax assets	100,218
CURRENT ASSETS	1,354,188
Inventories	933
Goods purchased for resale	22
Raw materials and other consumables	810
Finished products	101
Trade and other receivables	10,401
Trade receivables for sales and services	74
Trade receivables, Group companies and associates	4,341
Sundry receivables	2,588
Loans to employees	153
Current tax assets	2,507
Other credits with public administrations	738
S/T investments in Group companies and associates	1,276,877
Loans to companies	1,276,877
Short-term financial assets	61,194
Derivatives	14,862
Other financial assets	46,332
Short-term prepayments and accrued income	3,040
Cash and cash equivalents	1,743

TOTAL ASSETS	5,142,415

L I A B I L I T I E S	30/04/2009

EQUITY	2,031,081
Shareholders' equity	2,025,830
Share capital	140,265
Share premium	193,192
Reserves	1,791,543
Legal reserve	28,053
Other reserves	1,761,542
Revaluation reserve (RDL-7/96)	1,948
Own equity interests	-52,197
Result for the period	-46,973
Value change adjustments	5,251
Hedging transactions	5,251
NON-CURRENT LIABILITIES	1,239,868
Long-term provisions	207,401
Other provisions	207,401
Long-term payables	844,734
Bank borrowings	736,886
Derivatives	107,848
Payable to Group companies and associates	117,598
Deferred tax liabilities	70,135
CURRENT LIABILITIES	1,871,466
Short-term provisions	553
Short-term payables	440,532
Bank borrowings	231,913
Other financial liabilities	208,619
Payable to Group companies and associates	1,395,091
Trade and other payables	35,278
Trade payables	14,951
Trade payables, Group companies and associates	306
Sundry payables	30
Accrued wages and salaries	11,105
Other debts with Public Administrations	8,551
Advance payments from customers	335
Short-term accruals and deferred income	12

GENERAL TOTAL	5,142,415

Grupo Ferrovial, S.A.

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Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

1.       COMPANY’S ACTIVITIES

Grupo Ferrovial, S.A. was incorporated on 6 June 1979 under the name Ferrovial Internacional, S.A. It is entered in the Madrid Mercantile Register and its tax code is A-28606556. The Company’s registered office is at calle Príncipe de Vergara, 135, 28002, Madrid.

Grupo Ferrovial, S.A.’s corporate objects consist mainly of investing in financial assets and in shareholdings in other companies, the provision of management and administration services to all kinds of companies, and the construction business in general.

The Annual General Meeting held on 8 May 1992 approved the change of the Company’s name from Ferrovial Internacional, S.A. to Grupo Ferrovial, S.A.

At present, it is the parent of the Ferrovial Group and is engaged mainly in managing and coordinating all the activities of the Group companies.

Grupo Ferrovial, S.A.’s shares have been listed on the continuous market since 5 May 1999 and are included in the IBEX– 35 index.

2.       BASIS OF PRESENTATION OF THE MERGER BALANCE SHEET

2.1.    Fair view and basis of presentation

The merger balance sheet has been obtained from the Company’s accounting records, which include the temporary joint ventures (UTEs) in which the Company has an interest at 30 April 2009, and is presented in accordance with the Chart of Accounts introduced under Royal Decree 1514 (2007) and the accounting standards contained in corporate legislation so as to give a fair view of the Company’s net equity and financial situation.

The Company holds majority interests in certain subsidiaries and has shareholdings of 20% of more in others. The merger balance sheet does not reflect the increases or decreases in equity that would arise were consolidation methods applied through the full consolidation of the majority shareholdings and the proportionate or equity consolidation, as applicable, of other shareholdings.

Moreover, Grupo Ferrovial, S.A. has interests in certain temporary joint ventures the activities of which have been discontinued at 30 April 2009. Balances pending settlement have been included on a proportionate basis, in line with the percentage interest in the temporary joint ventures, in each of the merger balance sheet captions.

The amounts reflected in the merger balance sheet are expressed in thousands of euros.

The main figures presented in the consolidated financial statements at 30 April 2009 under International Financial Reporting Standards are as follows (unaudited data):

Million euro
Equity	3,729
Total assets	45,358

2.2.    Merger project

The balance sheet closed at 30 April 2009 has been prepared for use as Grupo Ferrovial, S.A.’s merger balance sheet, pursuant to the merger plans that will be drawn up by the Boards of Directors of Grupo Ferrovial, S.A., Ferrovial Infraestructuras S.A., Aeropuerto de Belfast S.A. and Cintra Concesiones de Infraestructuras de Transporte S.A., and by the Joint Administrators of Marjeshvan S.L. and Lernamara S.L.

2.2.1.           Structure

The merger between Cintra and Grupo Ferrovial S.A. is structured through a series of complex corporate transactions that are briefly described below:

Grupo Ferrovial, S.A.

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Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

1. Simplified merger:

As a prior inseparable step within the merger of Cintra and Grupo Ferrovial S.A., the latter will take-over Ferrovial Infraestructuras, S.A., Aeropuerto de Belfast, S.A., Marjeshvan, S.L. and Lernamara, S.L., resulting in the extinguishment, through dissolution without liquidation of the target companies and the transfer of all their assets and liabilities to the acquiring company, resulting in its universal succession to all of their rights and obligations.

2. Segregation of Cintra:

Also as part of this complex integration transaction, Cintra will “affiliate” its business equity –basically consisting of the shares its holds in concessionaire companies through which it carries out the transportation infrastructure business- through its segregation and transfer in full to a wholly owned vehicle, Cintra Infraestructuras, S.A., which will be structured through a total, special segregation transaction which will consist, for tax purposes, of the contribution of a line of business.

It should be noted that Cintra recently transferred ownership of the shares in the company Cintra Aparcamientos, S.A. to a third party and therefore these shares do not form part of the segregated equity.

3.  Merger between Cintra Concesiones de Infraestructuras de Transporte S.A. and Grupo Ferrovial, S.A.

Finally, Grupo Ferrovial S.A. will be merged into Cintra Concesiones de Infraestructuras de Transporte S.A., extinguishing the former through liquidation and the transfer of all its assets and liabilities to the acquiring company, which will universally succeed to all the target company’s assets and liabilities (“inverse” merger). As a result of this transaction the shareholders of Grupo Ferrovial S.A. will receive shares in Cintra in exchange without any supplementary cash compensation. Cintra will increase share capital by the amount necessary to cover the swap of shares in Grupo Ferrovial S.A., which may be reduced through the delivery of Cintra treasury shares.

2.2.2.           Accounting effects of the operations

In the case of both the “simplified merger” and the merger of Grupo Ferrovial, S.A. into Cintra Concesiones de Infraestructuras de Transporte S.A., the target companies’ operations will be deemed to be effected for accounting purposes by the acquiring companies as from 1 January 2009, subject to verification of compliance with certain suspensive conditions (1).

(1) Suspensive conditions:

-	Execution of the relevant merger and segregation deeds.
-	Serving of notifications, obtainment of the necessary administrative authorisations and completion of registration formalities.
-	Cancellation of the pledge on Cintra’s shares currently held by Ferrovial.

The merger plans will be submitted for approval to the Annual General Meetings of the companies involved.

2.3.    Accounting principles

The merger balance sheet has been prepared in accordance with the accounting principles contained in prevailing corporate legislation.

2.4.    Going concern principle

The merger balance sheet has been prepared on a going concern basis. In this regard, although working capital (defined as the difference between current assets and current liabilities) stands at -517,278 thousand euro, it should be noted that Grupo Ferrovial, S.A.'s current liabilities include payables to Group companies (1,395,091 thousand euro) that relate to current accounts which, though bearing interest similar to market rates, have no defined maturities, the due dates being subject to the decision of Grupo Ferrovial, S.A. as the majority shareholder of the companies.

2.5.    Critical measurement issues and estimates of uncertainty

Grupo Ferrovial, S.A.
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Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

When preparing the merger balance sheet, the Company has been required to use certain estimates and judgements in relation to the future which are continually evaluated and are based on historical experience and other factors, including expectations of future events that are deemed reasonable in the circumstances. The resulting accounting estimates will, by definition, seldom equate the related actual results. These estimates basically refer to:
-	Useful lives of property, plant and equipment and intangible assets
-	Measurement of stock options
-	Estimates related to the fair value of assets acquired in business combinations and other assets and liabilities
-	Assessment of possible legal and tax contingencies.

The estimates and judgements that entail a significant risk of giving rise to a material adjustment to the carrying amounts of the assets and liabilities in the following financial year are explained below.

Fair value of derivatives and other financial instruments

The fair value of financial instruments not traded on an active market is determined using valuation techniques. The Company applies judgement to select a variety of methods and to make assumptions based mainly on market conditions at each balance sheet date.

2.6.    Groupings of items

Although the items reflected in the merger balance sheet are grouped together, the necessary breakdowns are included in the notes, for clarity.

3.       ACCOUNTING POLICIES

The main accounting policies applied by the Company to prepare the merger balance sheet are as follows:

3.1.    Intangible assets

“Intangible assets” in the merger balance sheet are initially carried at acquisition price or production cost, including capitalisable financial expenses, and are subsequently measured at cost less accumulated amortisation and any impairment losses. Intangible assets with a finite useful life are amortised on a straight-line basis over a maximum of three years.

Intangible assets with an indefinite useful life are not amortised and are tested annually for impairment.

3.2.    Property, plant and equipment

The assets included in this merger balance sheet caption are carried at acquisition price or production cost, less any provisions and depreciation charged. Their cost was restated in accordance with Royal Decree-Law 7/1996.

Own work capitalised is measured, for each investment, by adding to the price of the consumable materials used the direct or indirect costs attributable to the investments.

Repair and maintenance costs generated on property, plant and equipment are expensed in the period they are incurred.

Own work capitalised is carried at the cost actually incurred.

Costs relating to extensions, modernisation or improvements that increase productivity or extend the useful lives of the assets are capitalised as an increase in the cost of the assets concerned.

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Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

Impairment losses on property, plant and equipment

Property, plant and equipment are tested for impairment provided that an event or change in circumstances indicates that their carrying amount might not be recoverable. An impairment loss is recognised in the amount by which the asset’s carrying amount exceeds its recoverable amount, which is the higher of fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped together at the lowest levels for which there are separately identifiable cash flows (cash-generating units). Impaired assets are reviewed at least at the year end in order to reverse the impairment loss if appropriate.

Depreciation of property, plant and equipment

The Company depreciates machinery, equipment and tools using the declining-balance method and the rest of its property, plant and equipment using the straight-line method, over their estimated useful lives.

Property, plant and equipment are depreciated over the following years of useful life:

Total estimated useful life
Buildings and other structures	33 – 50
Machinery, equipment and tools	5
Fixtures and fittings	10
Vehicles	5

3.3.    Financial assets

3.3.1.           Investments held to maturity and receivables

Investments held to maturity, loans granted and receivables are initially carried at fair value plus attributable costs and are subsequently measured at amortised cost. Accrued interest is recognised applying the effective interest rate. The effective interest rate is the discount rate that brings the initial price of the financial instrument exactly into line with all its estimated cash flows to maturity. This notwithstanding, trade receivables falling due in less than one year are carried at their face value at both initial recognition and subsequent measurement, provided the effect of not discounting flows is not significant. At the year end, at minimum, the necessary value adjustments are made to account for impairment when there is objective evidence that all the amounts receivable will not be collected. The amount of the impairment loss is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the effective interest rate prevailing at the date of initial recognition. Value adjustments, and reversals, if applicable, are recognised in the income statement. The amount of the provision is the difference between the carrying amount of the asset and the present value of estimated future cash flows, discounted to the effective interest rate. Financial assets are written off the balance sheet when the risks and rewards of ownership of the assets are substantially transferred. In the specific case of receivables, this is assumed to occur, in general, when insolvency and default risks have been transferred.

3.3.2.           Shareholdings in Group companies, jointly-controlled entities and associates

These investments are carried at cost less any accumulated impairment losses. However, where the investment was made prior to its classification as a Group company, jointly-controlled entity or associates, the cost of the investment is its carrying amount prior to such classification. Previous valuation adjustments recognised directly in equity remain in equity until they are written off. If there is objective evidence that the carrying amount is not recoverable, the necessary value adjustments are made in the amount of the difference between the carrying amount and the recoverable amount, this being the higher of fair value less costs to sell and the present value of the investment cash flows. Barring better evidence of the recoverable amount, the impairment of these investments is estimated taking into account the investee’s equity adjusted for any latent gains existing at the measurement date. The value adjustment and, if applicable, its reversal are taken to the income statement for the period in question.

3.4.    Derivative financial instruments

Derivative financial instruments are initially recognised at their fair value on the contract date. Subsequent changes to fair value are also recognised at each balance sheet close. The recognition of resulting gains or losses on derivatives depends on whether the instrument is or is not a designated hedge and, if applicable, on the type of hedge. The types of hedge are described below:

Grupo Ferrovial, S.A.
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Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

a.
Cash flow hedge: A cash flow hedge covers exposure to highly probable future transactions and changes in cash flows. The gain or loss on the ineffective portion of the hedging instrument is recognised in the income statement while the effective portion is recognised directly in equity in the balance sheet. The amount deferred in equity is not recognised in the income statement until the gain or loss on the hedged transactions is recognised in the income statement or until the transactions mature. The amount in question is recognised in the same results caption as the hedged item. Finally, should the hedge become ineffective, the amount recognised in equity to date is taken to the income statement on a proportionate basis during the term of the derivative contract.

b.
Fair value hedge: A fair value hedge covers exposure to changes in the value of a recognised asset or liability, or a firm commitment relating to a future transaction. The gain or loss on the hedging instrument and on the hedged asset or liability is recognised in the income statement.

c.
Hedge of net investments in foreign operations: This hedge covers changes in the value of net investments in foreign operations attributable to foreign exchange fluctuations. Gains or losses are recognised in equity and taken to the income statement when the investment is sold or matures.

Gains or losses on derivatives not qualifying for hedge accounting are recognised in the income statement.

3.5.    Inventories

Raw materials and other consumables are carried at the lower of acquisition cost (average price) and net realisable value.

When the net realisable value of inventories is below cost, the necessary value adjustments are made and an expense is recorded in the income statement. If the circumstances that caused the value adjustment cease to exist, the adjustment is reversed and recognised as income in the income statement.

Assets received as payment for debts are carried at the lower of the value of the debt offset and their realisable value.

3.6.    Cash and cash equivalents

Cash and cash equivalents include petty cash, deposits held at call with banks and other short-term, highly-liquid investments with original maturities of three months or less.

3.7.    Equity

Ordinary shares are classified as share capital. Incremental costs directly attributable to the issue of new shares are presented under equity as a deduction, net of taxes. Acquisitions of the parent company’s treasury shares, in the amount paid, including attributable related costs, are deducted in equity. When these shares are subsequently sold or reissued, any amount received is taken to equity net of costs.

3.8.    Provisions and contingent liabilities

The Company recognises a provision for a commitment or obligation vis-à-vis a third party that meets the following requirements: it is a present obligation (legal or implicit) arising from past events or constructive obligations, the settlement of which is probable and is expected to result in an outflow of funds the amount or timing of which are not known for certain but can be reliably estimated.

Provisions are carried at the present value of forecast payments that are expected to be required to settle the obligation, using a rate before taxes that reflects the current market assessment of the time value of money and the specific risks of the obligation. Adjustments made to update the provision are recognised in financial expense as they accrue. Provisions expiring in one year or less the financial effect of which is immaterial are not discounted.

A contingent liability is a potential obligation arising from past events, the materialisation of which is dependent on the occurrence or non-occurrence of one or more future events beyond the Company’s control. Liabilities are classed as contingent either because it is not feasible to make a reliable estimate or because the outflow of funds is not deemed probable and they are not recognised in the accounts, although a breakdown is provided in the notes (Note 15).

3.9.    Provisions for pensions and similar commitments

The Company has no pension plans or similar obligations.

Under current labour regulations, the Company is required to pay severance indemnities to employees dismissed under certain conditions. The Company does not envisage significant indemnity payments in the future.

3.10.  Financial liabilities

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Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

3.10.1.          Creditors and payables

These liabilities are initially carried at fair value net of transaction costs and subsequently remeasured at amortised cost using the effective interest method. The effective interest rate is the discount rate that brings the expected flow of future payments to the liability’s maturity exactly into line with the initial amount received. In the event that the effective interest rate is initially considered to be different from the market interest rate, the liability is measured based on the present value of future flows at the market rate, in the case of interest-bearing loans. Where no effective interest rate is specified, the flows are also measured at the market interest rate.

In the event of the renegotiation of existing debts, the financial liability is not deemed to change significantly when the lender of the new loan is the same as the initial lender and the present value of cash flows, including issue and arrangement fees, using the effective interest method, is not more than 10% higher or lower than the present value of cash flows pending payment on the original liability, calculated using the same method.

3.11.  Income tax and deferred taxes

Grupo Ferrovial, S.A. has filed consolidated tax returns since 1993 together with its subsidiaries.

Deferred taxes are not recognised when the transaction has no effect on reported and/or taxable amount of the relevant assets or liabilities. Deferred tax assets and liabilities are calculated using the tax rates in force at the balance sheet date that are expected to be applicable during the period in which the asset is realised or the liability settled. They are charged or credited to the income statement, except for items that are recognised directly in equity, which are charged or credited to equity accounts. Deferred tax assets and tax credits for tax-loss carryforwards are recognised when it is likely that the Group may recover them in the future, regardless of when they will be recovered, provided this is within the maximum period provided by law. Deferred tax assets and liabilities are not discounted and are classified as a non-current asset/(liability) in the balance sheet. Deferred taxes recognised are reviewed at each account close.

3.12.  Conversion of foreign currency transactions

The Company’s transactions effected in currencies other than the functional currency, which is the euro, are converted to euros by applying the exchange rate in force at the transaction date or the exchange rate at the account closing date in the case of balances outstanding at the balance sheet preparation date.

Foreign currency gains and losses resulting from the settlement of transactions and translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currency are recognised in the income statement, except when deferred in equity as qualifying cash flow hedges or qualifying net investment hedges.

3.13.  Stock option-based compensation systems

Stock option plans are measured when the options are initially granted using the interest method, based on an improved binomial model that accounts for the strike price, volatility, exercise period, expected dividends, risk-free interest rate and the assumptions made to incorporate the effects of expected early exercise. The initial value is not subsequently reassessed. That value is recognised in staff expenses for the Company’s employees and as an increase in the value of the shareholdings for employees of each business division, in proportion to the stipulated period of time that the employee must remain at the relevant company, with a balancing entry in equity.

3.14.  Related-party transactions

In general, transactions between Group companies are initially recognised at fair value. If applicable, where the agreed price differs from the fair value, the difference is recognised based on the economic reality of the transaction. Transactions are subsequently measured in accordance with applicable standards.

3.15.  Financial risk management

The Company’s overall risk management program focuses on uncertainty in financial markets and seeks to minimise the potential adverse impact on its financial profitability. The Company uses derivatives to hedge certain risks. Risk management is performed by the Company’s Finance Department, which identifies, evaluates and hedges financial risks in accordance with the policies approved by the Board of Directors.

3.15.1.          Foreign exchange risk

The Company has international operations and is therefore exposed to foreign exchange risk in currency transactions, particularly in relation to pounds sterling. Foreign exchange risk arises from future commercial transactions, recognised assets and liabilities and net investments in foreign operations.

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Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

3.15.2.          Interest rate risk

Grupo Ferrovial, S.A. manages interest-rate risk to achieve an adequate balance between its positions in fixed- and variable-rate debt in order to be able to adapt to different market circumstances and, in any event, guarantee the fulfilment of its business plans.

Accordingly, a high proportion of reference rates are fixed rates either contracted at inception or hedged by means of derivative financial instruments.

Grupo Ferrovial, S.A. applies a proactive management approach to the part of the debt that is finally held at variable rates, paying particular attention to the evolution of market rates in order to obtain the lowest rates where possible.

3.15.3.          Liquidity risk

In the current market environment, in which a major financial crisis has caused a generalised credit crunch during the financial year to date, Grupo Ferrovial has adopted a proactive approach to liquidity management, based on the preservation of the Company’s liquidity.

This policy has focused on two main areas:

1.- Comprehensive working capital management to ensure timely fulfilment of collection commitments by customers.

2.- Implementation of an integrated cash system to optimise the Group companies’ daily liquidity positions.

The Group has also sought to always utilise available cash to settle payment obligations and debt commitments in advance.

3.15.4.          Fair value estimation

The fair value of financial instruments traded in active markets is based on market prices at the balance sheet date. The quoted price used for financial instruments is the current bid price.

3.16.  Environmental policy

In view of Grupo Ferrovial, S.A.’s activities, there are no environmental liabilities, costs, assets, provisions or contingencies that could be significant in relation to the Company’s net worth and financial situation.

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Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

4.       INTANGIBLE ASSETS

Set out below is an analysis of intangible assets showing movements at 30 April 2009:

	Thousand euro
Intangible assets	Balance at 31/12/2008	Additions	Disposals	Balance at 30/04/2009
Investment in computer software	1,394	0	0	1,394
Amortisation of computer software	-1,394	0	0	-1,394
Total computer software	0	0	0	0
Total intangible assets	0	0	0	0

At 30 April, investments in intangible assets total 1,394 thousand euro, consisting of computer software that is fully amortised.

There are no movements at 30 April.

No value adjustment has been made to any intangible assets.

5.       PROPERTY, PLANT AND EQUIPMENT

Set out below is an analysis of property, plant and equipment showing movements at 30 April 2009:

	Thousand euro
Property, plant and equipment	Balance at 31/12/2008	Additions	Disposals	30/04/2009
Investment in land and buildings	7,230	0	0	7,230
Depreciation of land and buildings	-2,203	-30	0	-2,233
Total land and buildings	5,027	-30	0	4,997
Investment in plant and machinery	1,810	0	0	1,810
Depreciation of plant and machinery	-1,751	-4	0	-1,755
Total plant and machinery	59	-4	0	55
Fixtures, fittings, tools and equipment	5,719	257	0	5,976
Depreciation of fixture, fittings, tools, equipm.	-3,508	-98	0	-3,606
Total fixtures, fittings, tools and equipment	2,211	159	0	2,370
Other PPE	17,035	1,346	-3	18,378
Depreciation of other PPE	-13,159	-663	3	-13,819
Total other PPE	3,876	683	0	4,559
Total property, plant and equipment	11,173	808	0	11,981

The main investment in land and buildings relates to the Company’s Madrid headquarters.

Additions to fixtures, fittings, tools and equipment at the merger balance sheet date relate basically to the acquisition of air-conditioning equipment (106 thousand euro), communications equipment (93 thousand euro) and furniture (57 thousand euro).

Additions to other PPE relate to the acquisition of computer equipment (1,346 thousand euro).

No investments have been made outside Spain, no assets are subject to guarantees or reversion, and there are no grants relating to property, plant and equipment.

At 30 April 2009, no impairment adjustments have been recognised or reversed in respect of property, plant and equipment.

At the merger balance sheet date there are no capitalised interest or exchange differences.

Fully-amortised property, plant and equipment amount to 14,849 thousand euro at 30 April 2009, relating mainly to data-processing equipment and furniture.

At 30 April 2009, net accumulated restatements made under RD-Law 7/1996 (7 June) total 1,948 thousand euro.

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Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

6.       EQUITY INSTRUMENTS IN GROUP COMPANIES AND ASSOCIATES

Set out below is an analysis of this item showing movements at 30 April 2009:

	Thousand euro
Equity instr. in Group comp./associates	Balance at 31/12/2008	Additions	Disposals	Balance at 30/04/2009
Equity instruments	2,212,269	16,511	0	2,228,780
Value adjustments	-278,757	0	0	-278,757
Total equity instruments	1,933,512	16,511	0	1,950,023

Additional relate basically to the cancellation of uncalled amounts on shares held in Ferrocorp UK Ltd (134 thousand euro) and the recognition of an increase in the value of the Company’s investments in the operating companies in respect of contributions made through share-based payments made to employees (16,337 thousand euro).

Exhibit I contains a breakdown of all the subsidiaries and associates in which the Company’s holds direct or indirect interests, stating their activity and address and the percentage shareholding.

The following tables show a breakdown of the net carrying amount and the main equity items of Grupo Ferrovial, S.A.’s main direct shareholdings at 30 April 2009:

	Thousand euro
Companies	% shareholding	Carrying amount	Value adjustments	Net carrying amount	Capital (*)	Net other equity (*)	Net result for the period (*)
Ferrovial Infraestructuras, S.A.	100%	973,703	0	973,703	878,041	1,277,807	17,885
Ferrovial Servicios, S.A.	99.88%	576,184	0	576,184	573,043	61,496	-13,450
Ferrovial Agromán, S.A.	99.99%	325,427	0	325,427	191,816	503,351	10,296
Betonial, S.A.	99%	35,699	-187	35,512	3,660	32,211	1,452
Ferrovial Financiera AIE	4.67%	20,000	0	20,000	432,499	5,081	-1,179
Grimaldi Investments, BV	99.50%	288,581	-275,259	13,322	20	14,587	-10
Alkes Reinsurance Ltd.	100%	3,000	0	3,000	3,000	(i) 0	(ii)
Ferrovial Inmobiliaria S.A.	99%	1,792	-600	1,192	600	-103,868	-7,992
Autovía de Aragón, S.A.	15%	579	-35	544	3,862	-9,288	-375
Promotora Ibérica de Negocios, S.A.	99%	582	-153	429	60	373	6
Ferrovial Telecomunicaciones, S.A.	99%	102	0	102	100	-381	-2
Ferrocorp UK Ltd.	100%	210	0	210	210	(i) -17	(ii)
Ferrovial Inversiones, S.A.	99.98%	200	0	200	600	96	26
Frin Gold, S.A.	99%	89	-17	72	62	11	0
Remtecolex, S.A.	99%	60	-2	58	60	-2	0
Baroslia, S.A.	99%	60	-3	57	60	-3	0
Burety S.L.	99%	6	0	6	3	8,058	168
Lernamara, S.L.	99%	3	-3	0	3	-27,463	-80,172
Other	-	2,504	-2,499	4	1,947	-25,693	84,200
Total		2,228,780	-278,757	1,950,022	2,089,647	1,736,372	10,853

(*) Unaudited figures
(i) Figure at 31 December 2008.
(ii) Figure not available at 30 April 2009.

The value adjustments made to the investments in Group companies and associates have been calculated and recognised as explained in point three of the accounting policies.

At 30 April 2009, there are no balances in this caption in currencies other than the euro.

The listed companies are Grupo Ferrovial, S.A., Cintra, S.A. and Budimex, S.A. Details of their share prices are set out below:

Share price (euros/share)	Grupo Ferrovial S.A.	Cintra S.A.	Budimex S.A.
At 30 April 2009	22.07	4.16	15.79
Average price for 1Q 2009	19.98	4.03	12.82

The prices shown in the above table are expressed in euros per share. In the case of Budimex, S.A., the share price has been converted to euros using the exchange rate at 30 April 2009 (4.4326 PLZ/EUR), both for the price at 30 April 2009 and the average price for the first quarter.

Grupo Ferrovial, S.A.
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Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

7.       DERIVATIVE FINANCIAL INSTRUMENTS

7.1.           Derivatives

Set out below is an analysis of derivative hedges showing their fair values and notional maturities at 31 April 2009:

Thousand euro				Notional maturities
Type of instrument	Fair value at 30/04/2009	31/12/2009	31/12/2010	31/12/2011	31/12/2012	31/12/2013 and after	TOTAL
Euro forward sale and other	14,862	110,691	0	0	0	0	110,691
Total asset balances	14,862	110,691	0	0	0	0	110,691
Equity swaps	-107,848	10,118	20,503	46,495	30,214	92,755	200,085
Total liability balances	-107,848	10,118	20,503	46,495	30,214	92,755	200,085

The notional amounts contained in this table include all the amounts contracted at 30 April 2009 and the notional maturities are therefore shown as positive figures.

Description of the main hedging transactions and their impact on results and equity

Set out below is an explanation of changes in the fair value of derivative hedges at 30 April 2009 and the main features of the derivatives contracted by the Company:

Thousand euro	Fair value			Impact on balance sheet			Impact on income statement
Type of instrument	Balance at 30/04/2009	Balance at 31/12/2008	Change	Impact on reserves	Exchange differences	Other impacts	Fair value	Other impacts	TOTAL
Euro forward sale and other	14,862	21,690	-6,828	0	0	0	-6,828	0	-6,828
Equity swaps	-107,848	-111,493	3,645	0	0	-5,910	9,555	0	3,645
Total hedges	-92,986	-89,803	-3,183	0	0	-5,910	2,727	0	-3,183

Equity swaps include swaps contracted by the Company solely to hedge the impact on equity of the stock option plans. These contracts are classed as ineffective derivatives and the resulting gain or loss is recognised through financial results. Note 17 contains a description of these equity swap contracts.

The impact of the equity swaps on results for the period is due to the increase in Grupo Ferrovial, S.A.’s share price from 19.58 euros/share at 31 December 2008 to 22.07 euros/share at 30 April 2009.

Grupo Ferrovial, S.A. has granted a short-term sterling loan to its subsidiary Lernamara in the amount of 164,716 thousand pounds (nominal value). In order to avoid fluctuations in cash flows from that loan due to the foreign exchange rate, the Company has contracted a euro-sterling forward.  The notional amount hedged accounts for 60% of the nominal amount of the loan.

8.       OTHER SHORT-TERM FINANCIAL ASSETS

At 30 April 2009, the balance in this caption relates to the Company’s deposits (restricted cash) securing the settlement of the equity swaps contracted (35,050 thousand euro) and to the dividend approved to provide a return on the shares tied to the Company’s swap contracts (11,282 thousand euro), the terms of which are described in Note 17.

Movements during the period derived basically from the settlement at maturity of the investment in Treasury bonds recognised by the Company at 31 December 2008 (-21,500 thousand euro), which bore 2.02% interest, and the recognition of the returns referred to in the preceding paragraph (11,282 thousand euro).

Grupo Ferrovial, S.A.

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Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

9.       BALANCES RECEIVABLE FROM AND PAYABLE TO GROUP COMPANIES

Set out below is a breakdown of the balances recognised by the Company with its Group companies at the merger balance sheet date:

	Thousand euro
Companies	Long-term receivables	Trade receivables	Short-term receivables	Long-term payables	Short-term payables	Trade payables
Ferrovial Agromán, S.A.	0	235	274	0	1,272,626	34
Lernamara, S.A.	380,797	0	190,296	0	0	0
Ferrovial Financiera AIE	0	0	81,592	117,598	19,600	0
Grimaldi Investment, BV	20,191	0	45	0	0	0
Ferrovial Inversiones, S.A.	0	0	0	0	400	0
Ferrovial Infraestructuras, S.A	859,177	0	0	0	54,591	0
Autovía de Aragón	1,501	0	53	0	3	0
Ferrovial Servicios, S.A	339,048	89	983,532	0	0	118
Can-am	0	0	0	0	1,181	0
Inversiones Trenza	47	0	0	0	58	0
Ferrovial Fisa	125,000	130	1,170	0	0	0
Cintra, S.A	0	2,167	3,115	0	0	126
Dornier	0	0	4	0	0	0
Ferrovial Aeropuertos	0	1,280	11,156	0	0	0
Triconitex	0	0	5,618	0	0	0
Burety	0	0	0	0	13,933	0
Ferrovial Emisiones, S.A	0	0	0	0	26,204	0
Aeropuerto Belfast	0	0	0	0	5,921	0
Cespa, S.A	0	46	0	0	0	13
Cadagua	0	12	0	0	0	4
Other	0	382	22	0	574	11
Total Group companies	1,725,761	4,341	1,276,877	117,598	1,395,091	306

Long-term receivables consist of long-term loans and participating loans the terms of which are generally established based on the company’s results. Short-term payables and receivables with Group companies are the main items in the Company’s current assets and liabilities.
Loans granted to Group companies bear interest similar to market interest rates (between 4% and 4.75%), irrespective of the loan term.

Additionally, the Company provides certain management support services that are charged as services rendered to the subsidiaries of the Ferrovial Group.

10.       INVENTORIES

The Company’s inventories are analysed below at 30 April 2009:

Thousand euro
Balance at
Inventories	30/04/2009
Goods purchased for resale	22
Value adjustments	0
Total goods purchased for resale	22
Raw materials and other consumables	810
Value adjustments	0
Total raw materials and other consumables	810
Finished products	108
Value adjustments	-7
Total finished products	101
Total inventories	933

At 30 April 2009 there are no purchase or sale commitments, capitalised financial expenses or inventories subject to ownership restrictions or pledged to secure liabilities.

At that date there are also no attachments on or restrictions on the availability of any of the Company’s inventories.

11.       SHAREHOLDERS’ EQUITY

Grupo Ferrovial, S.A.
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Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

Capital and share premium

At 30 April 2009, Grupo Ferrovial, S.A.’s share capital consists of 140,264,743 fully-subscribed and paid up shares with a par value of one euro each.

All the shares are listed on the Madrid Stock Exchange.

The share premium amounts to 193,192 thousand euro and is an unrestricted reserve.

At 30 April 2009, the shareholder that owns more than 10% of Grupo Ferrovial, S.A. is Portman Baela, S.L., which holds a 58.3% interest.

Legal reserve

In accordance with the revised Spanish Companies Act, 10% of profits must be transferred to the legal reserve each year until it represents, at least, 20% of share capital. The legal reserve may be used to increase capital in the amount that exceeds 10% of the increased capital figure.

Except as mentioned above, until the legal reserve exceeds 20% of capital it may only be used to offset losses, provided that sufficient other reserves are not available for this purpose.

The legal reserve is fully provisioned at 30 April 2009.

Treasury shares

At 30 April 2009, the Company holds 1,250,374 own shares with an average cost of 41.745 euros/share.

The Company had no dealings in treasury shares during the period.

Revaluation reserve (Royal Decree-Law 7/1996)

The Company availed itself of Royal Decree-Law 7/1996 to restate the values of its property, plant and equipment.

During 1998, the tax authorities approved the balance in this reserve, amounting to 1,948 thousand euro, and it may now be used, free of tax, as follows:

-	Offset prior-year losses.

-	Increase share capital.

-
Transfer to unrestricted reserves as from 31 December 2007 (although it may not be distributed until the monetary gain has been realised). The monetary gain will be deemed to have been realised as the restated assets are depreciated, sold or written off.  At 30 April 2009, only a part of the reserve may be distributed (443 thousand euro) because the monetary gain has not been fully realised.

Distribution of results

During the period, the profit for 2008 (109,698 thousand euro) was credited to voluntary reserves (40,190 thousand euro) and to dividends (69,507 thousand euro). The interim dividend amounts to 0.5 euros per share on account of 2008 profits, as agreed by the Board of Directors on 30 October 2008.

Dividend pay-out

During the period, as approved by the General Meeting held on 30 April 2009, a dividend of 1.5 euros per share (208,522 thousand euro) was paid out of voluntary reserves.

Grupo Ferrovial, S.A.

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Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

12.     LONG-TERM PROVISIONS

The Company records in this caption a provision of 109,518 thousand euro for the losses of its subsidiary Ferrovial FISA S.L. generated by the value adjustments made by the subsidiary to certain financial assets and investment properties.  Moreover, during the period the Company recognised in this caption a provision of 1,469 thousand euro for the negative equity of its subsidiary Triconitex S.L.

The main movement at 30 April 2009 is the value adjustment for the investment in the Company’s subsidiary Lernamara, S.L., the only asset of which is a 4.85% shareholding in FGP Topco (BAA Group) in the amount of 96,435 thousand euro. As the Company has fully provisioned its shareholding in Lernamara S.L. the above-mentioned provision for liabilities and charges has been set up to cover the risk affecting the loans granted to the subsidiary, in view of its equity situation.

The value adjustment is the result of the impairment of the BAA Group’s assets based on the latest estimate of the possible selling price of Gatwick Airport and on the update of the business plans of the other airports. The value of the investment has been calculated as the difference between the present value of future flows, as per each airport’s business plan for each year, using the Adjusted Present Value (APV) method, and the nominal value of that group’s debt.

The main assumptions used in the valuations are as follows:

-	Return on assets of between 6.2% and 7.1%.
-	Forecast investment in the next 10 years, in real terms, of 15,000 million pounds sterling.
-	Deleveraged discount rates of between 7.73% and 8.06% applied to calculate the recoverable amount of the regulated airports.

13.     BANK BORROWINGS

Set out below is a table showing the evolution of Grupo Ferrovial, S.A.’s bank borrowings at 30 April 2009:

Thousand euro
Bank borrowings	Balance at 30/04/2009
Short-term maturities	231,913
Long-term maturities	736,886
Total bank borrowings	968,799

The borrowings reflected in this caption bore interest during the period at a weighted average rate of 1.49% and none of the loans are secured by real property guarantees.

Set out below is a breakdown of the nominal maturities of the main bank borrowings:

		Thousand euro
Bank borrowings (nominal value)	2009	2010	2011	2012	2013	TOTAL
Financing contract 2004	200,000					200,000
Financing contract 2006		152,043	152,043	101,362		405,447
Financing contracts 2008		75,000	100,000	75,000	82,500	332,500
Other contracts	30,496					30,496
Total bank borrowings (nominal value)	230,496	227,043	252,043	176,362	82,500	968,443

The differences between the nominal amounts shown above and reported debt at 30 April 2009 are explained mainly by the difference between the nominal values and carrying amounts of the debts, as certain adjustments are made in accordance with applicable accounting regulations.

Grupo Ferrovial, S.A.

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Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

In order to complete the information on exposure to interest rate risk, set out below is an analysis of debt components indicating the portion subject to fixed interest rates, the portion hedged by derivatives and variable-rate debt:

Thousand euro
Type of debt	Balance at 30/04/2009%
Fixed-rate debt	0	0%
Hedged debt	0	0%
Variable-rate debt	968,799	100%
Total bank borrowings	968,799	100%

Some of the Company’s financing agreements contain ratio covenants and therefore the Company is required to achieve certain key performance indicators. The Company complied with the applicable covenants on its main borrowings at 31 December 2008.

As regards the Company’s exposed borrowings, a fluctuation of 100 basis points in the interest rate would have an impact of 9,684 thousand euro on the income statement (6,779 on net results).

14.     DEFERRED TAXES AND TAX SITUATION

Set out below is a breakdown of movements in deferred tax assets and liabilities during the period:

Thousand euro
Deferred income tax	Asset	Liability

Balance at 31/12/2008	74,160	71,908

Deferred taxes generated	28,930
Deferred taxes reversed	-2,873	-1,773

Balance at 30/04/2009	100,218	70,135

Movements in deferred tax assets relate to the tax effect of the reversal of non-deductible provisions (-2,873 thousand euro) and the tax impact of the provisions for the negative equity of Trinonitex S.L. and the losses of Lernamara S.L. mentioned in Note 12 (28,930 thousand euro).

The movement in deferred tax liabilities relates to the fair value measurement of derivative financial instruments.

The movement in current tax assets at 30 April 2009 relates basically to the current income tax expense generated in 2009, calculated by applying the tax rate (30%) to the pre-tax profit at that date, adjusted for the reversal and/or recognition of non-tax deductible provisions.

On 16 July 2007, the Company was informed of the start of a tax inspection of corporate income tax for 2002-2005, value added tax for 2003-2005 and personal income tax for 2003-2005.

At 30 April 2009, the corporate income tax inspection is in the phase in which documentation is submitted for verification.

As regards the value added tax inspection, at 30 April 2009 an assessment of 5,312 thousand euro has been raised against the Company and the proceeding is in the allegation phase prior to the definitive assessment decision.

The inspection of personal income tax for 2003-2005 has been completed. The resulting assessments total 64 thousand euro and have been accepted by the Company.

Grupo Ferrovial, S.A.

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Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

15.     GUARANTEES FURNISHED TO THIRD PARTIES AND OTHER CONTINGENT LIABILITIES

The Company’s contingent liabilities include amounts arising from the ordinary liability of construction companies for the execution and completion of their construction work contracts, which in the case derives from contracts entered into by the temporary joint ventures (UTEs) in which the Company has interests. The Company is also involved as a defendant in a number of lawsuits. In the opinion of the Company’s directors, the possible impact of the facts referred to above on the accompanying financial statements should not be significant.

At 30 April 2009, the Company has issues guarantee letters for a total of 531 million euro. Of this amount, 496 million euro relates to guarantees provided by the Company for the debt of its subsidiary Ferrovial Infraestructuras S.A. and the remaining 35 million euro relates to guarantees provided for the debt of its subsidiary Marjeshvan S.L., in compliance with the subsidiary’s contractual obligations with the relevant financial institutions.

These debts are subject to a ratio covenant whereby the market value of the assets pledged must be at least 130% of the amount drawn down on the loan. The guarantee letters were issued by Grupo Ferrovial in order to comply with that covenant.

Additionally, at 30 April 2009 the Company is party to a contentious-administrative appeal before the High Court of Andalusia against an Assessment of transfer tax and stamp duty and the penalty imposed, in the amount of 2,286 thousand euro, plus late-payment interest. The appeal was filed on 8 March 2002, the statement of claims was submitted and the voting and ruling phases are pending. In the opinion of the Company’s directors, there are sound legal grounds for defending the procedural position adopted by the Company and the ruling is expected to be entirely favourable.

16.     REMUNERATION OF BOARD DIRECTORS AND SENIOR MANAGERS ADVANCES AND LOANS

At 30 April 2009, advances on 2009 remuneration total 608,750 euros.  This amount relates to the per diems received by the Board directors in 2008 which the Board of Directors agreed to allocate to remuneration for 2009 or subsequent years, as the amount in question exceeded the maximum limit of 3% of consolidated profits for the year attributable to the Company, following the approval of the relevant annual accounts (Article 25 of the Articles of Association).

The following table shows the sums received by each Board director:

Total advances
Board	(euro
Rafael del Pino y Calvo-Sotelo	70,250.00
Santiago Bergareche Busquet	62,250.00
Jaime Carvajal Urquijo	68,250.00
Joaquín Ayuso García	56,250.00
Portman Baela,	41,750.00
Juan Arena de la Mora	54,250.00
Santiago Eguidazu Mayor	54,250.00
Gabriele Burgio	61,750.00
María del Pino y Calvo-Sotelo	56,250.00
Santiago Fernández Valbuena	27,250.00
José María Pérez Tremps	56,250.00
TOTAL	608,750.00
At 30 April 2009 there are no balances outstanding with senior managers (1).

At 30 April 2009 there are no balances outstanding with senior managers (1).

(1) For the purposes of this note, and pursuant to the Board Regulations, the following persons form part of senior management: Executive Board directors, members of the Management Committee of Grupo Ferrovial, S.A. and all persons reporting directly to the administrative body, to the Executive Committee or to a CEO, in addition to the Internal Audit Director, in any event.

Grupo Ferrovial, S.A.
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Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

17.     STOCK OPTION PLANS

The following stock option plans are currently in force in relation to the shares in Grupo Ferrovial, S.A.:

Stock option plan (Participant / Grant date)	Number of options granted	Strike (euro)
Ferrovial Group management / July 2003	1,800,000	24.2
Ferrovial Group executives / April 2004	1,583,000	33.6
Amey - Cespa management / June 2004	130,00	34.0
Ferrovial Group management / October 2005	1,606,360	63.5
Ferrovial Group executives / May 2006	898,00	65.9
BAA management / February 2007	1,276,203	73.19 -78.54
BAA management / July-November 2007	1,212,062	61.40 – 73.80
Ferrovial Group management / November 2007	2,000,000	59.9
Ferrovial Group senior management / April 2008	1,522,800	48.5
BAA management / July-November 2008	1,626,880	24.07 – 43.30
Extensions to plans for Ferrovial Group management	301,80	28.96 – 73.53

All the stock option plans have an exercise period of three years as from the grant date and five years in the case of senior managers and executives of Grupo Ferrovial  S.A. and its subsidiaries (pending approval in the case of senior managers), provided certain minimum returns are obtained on the Ferrovial Group’s consolidated equity (EBITDA in relation to net productive assets).

The strike price is calculated as the arithmetic mean of weighted average changes in the previous 20 stock market sessions, each option being equivalent to an option exercised at that price.

Movements in the Company’s stock option plans are summarised below at 30 April 2009:

Stock options	Number of options
Options at 31/12/2008	11,890,38
Waivers	-
Options at 30/04/2009	11,852,66

No new plans were granted during the period.

Equity swaps were contracted by Grupo Ferrovial at the grant date in order to hedge against possible losses resulting from the exercise of stock options. These hedges ensure that Grupo Ferrovial will collect an amount equal to the rise in the share price when the options are executed by employees.

Under the equity swap contract, the financial institution undertakes to pay to Grupo Ferrovial cash amounts equal to the return on Grupo Ferrovial’s shares, in return for a payment by the company. The main features of equity swaps are as follows:

-	The number of shares used to calculate returns is equal to the number of options granted under each plan.

-	The share price used to calculate returns is the same as the strike price employed to calculate the increase in the share’s value.

-	Grupo Ferrovial will pay a yield to the financial institution calculated by applying the EURIBOR rate plus a margin to the result of multiplying the number of shares by the strike price.

-	The financial institution will pay to Grupo Ferrovial an amount equal to all the dividends generated by those shares.

Grupo Ferrovial, S.A.

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Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

Grupo Ferrovial may opt to partially or totally terminate the contract, in which case:

-	If the share price is below the strike price at which the contract was concluded, the company must pay the difference to the financial institution.

-	If the share price is above the strike price, the company will receive the difference between the two amounts.

For accounting purposes, these contracts are treated as derivative financial instruments, this being the general treatment afforded to this type of financial products. At 30 April 2009, a profit of 9 million euro is recognised, entailing an impact of 7 million euro on Grupo Ferrovial, S.A.’s net result in relation to those contracts.

The amount paid by Grupo Ferrovial, S.A. to the financial institution for the return referred to above, net of dividends paid out on the shares linked to the swap contracts, totals 1 million euro. The rest of the costs arising from those instruments is charged to the operating companies based on the number of shares handed over to the executives of each division. Any settlements are also charged to the operating companies in the event that the share price is below the strike price at maturity, with respect to any of the plans in force at a given moment.

18.     INFORMATION ON TRANSACTIONS WITH RELATED PARTIES

18.1.  Approval of transactions

In accordance with the Board Regulations, all professional or commercial transactions involving Grupo Ferrovial, S.A. or its subsidiaries and the persons referred to below require Board authorisation, subject to a report from the Audit and Control Committee. In the case of ordinary transactions involving companies of the Ferrovial Group, the general approval of the Board of Directors will suffice. This authorisation is not necessary, however, for transactions that simultaneously fulfil the following three conditions:

1.	Performed under contracts containing standard terms and applied en masse to many customers.

2.	Effected at prices or rates established on a general basis by the party acting as the supplier of the good or service in question.

3.	Amount does not exceed 1% of the Company’s annual revenues.

The following persons are subject to these rules:

-	Directors of Grupo Ferrovial, S.A. The person requesting authorisation must leave the meeting room while the Board deliberates and votes and may not exercise or delegate his or her voting rights.

-	Controlling shareholders.

-	Individuals representing Directors that are legal entities

-	Senior managers.

-	Other managers designated individually by the Board of Directors.

-	Persons related to the above persons, as defined in the Board Regulations.

Grupo Ferrovial, S.A.

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Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

18.2.  Transactions with related parties

Set out below are details of the balances at 30 April 2009 derived from transactions effected to the date of the merger balance sheet with each related party, in the ordinary course of the Company’s and the Group’s business.

The Company provides this information in compliance with the definitions and criteria set forth in Order EHA/3050/2004 (15 September) from the Ministry of Economy and Finance and in Circular 1/2005 (1 April) from the National Securities Market Commission (CNMV).

Significant shareholders

The following table contains a breakdown of the most relevant balances included in the merger balance sheet with the significant shareholders (debtor balances are shown as positive and creditor balances as negative), with members of the "controlling family group" (except for the individuals who are also company Board directors, who are included in the following section) and entities related through shareholdings to persons from the “controlling family group" (1):

				Balance outst. at
		Nature of		30/04/2009
Name/Company name	Ferrovial Group company	transaction	Type of transaction	(Thousand
Members of the controlling family group / their related companies	Ferrovial Servicios S.A.	Commercial	Integrated services management at Madrid offices	17
	Ferrovial Agroman S.A.	Commercial	Services management	3

(1) According to information submitted to the CNMV and to the Company on 28 May 2008, the "official family group" formed by Mr Rafael del Pino y Moreno and his children María, Rafael and Leopoldo indirectly control, through Portman Baela, S.L., 58.317% (percentage updated at 31 December 2008) of the share capital of Grupo Ferrovial, S.A. It should be noted that Mr Rafael del Pino y Moreno passed away on 14 June 2008.

Transactions with Board directors and senior management

At 30 April 2009, in addition to the balances referred to in Note 16 above, the Company records the following balances with Board directors and senior managers, or with companies in which certain Company Board directors are, or were during the period, members of the Board of Directors or of senior management, pursuant to Section Two of Order EHA/3050/2004. These balances are analysed below (debtor balances are shown as positive and creditor balances as negative):

				Balance outst. at
		Nature of		30/04/ 2009
Name/Company name	Ferrovial Group company	transaction	Type of transaction	(Thousand
		Commercial	Derivative transactions contracted	-
Banesto	Ferrovial Group companies	Commercial	Balance utilised on guarantee lines	-
		Commercial	Balance utilised on confirming and documentary credit lines	-
		Commercial	Balance utilised on credit facilities	-
Cepsa	Ferrovial Agroman S.A.	Commercial	Civil engineering	99
Cepsa	Cespa Group	Commercial	Fuel supplies	-
Cepsa	Cespa Group	Commercial	Solid municipal waste and gardening services	3
Telefónica	Ferrovial Group companies	Commercial	Telephony services	-
Ericsso	Ferrovial Servicios S.A.	Commercial	Integrated building management	3
Other related companies	Ferrovial Group companies	Commercial	Sundry services	1

Other information on transactions with shareholders, Board directors and senior managers

At 30 April there are no balances outstanding relating to the private use by Board members of Grupo Ferrovial’s company aeroplane.

Grupo Ferrovial, S.A.

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Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

19.     EVENTS AFTER THE BALANCE SHEET DATE

Having regard to the inspection of corporate income tax mentioned in Note 14, on 1 June 2009 assessments were raised and accepted for a total of (3,702 thousand euro), which will be paid in the voluntary period that ends on 20 August. This amount is fully provisioned and will not have any impact on the Company’s income statement.

On the same date, assessments were raised and contested in the amount of (565 thousand euro). An appeal will be filed and payment will be suspended by submitting a bank guarantee.

With respect to the inspection of value added tax referred to in the same note, in June the Company received the definitive assessment decision confirming the assessment raised on the Company and in the allegations phase. This decision will be appealed and payment will be suspended by submitting a bank guarantee.

Although the tax criteria that may be adopted by the tax authorities in relation to the years open to inspection could give rise to other contingent tax liabilities, the amounts may not be objectively quantified and, in the opinion of Company management, the resulting liabilities would not be significant.

On 30 June, Grupo Ferrovial, S.A. announced the obtainment of a three-year loan from 35 banks in the amount of 3,300 million euro in order to group together on a single level the parent company’s corporate debt. Setting aside the financing obtained by its financially separate subsidiaries, the Group’s parent has thereby simplified its current financial structure while guaranteeing the liquidity necessary to implement the business plan. This new structure has grouped together the loan of Ferrovial Infraestructuras (1,764 million euro), the syndicated loans obtained in 2004 and 2006, and the bilateral loans and working capital facilities obtained by the Group.

20.     COMMENTARY TO EXHIBITS

Exhibit I

Exhibit I contains a list of Group companies, distinguishing between fully- and proportionately-consolidated companies and the equity-consolidated associates. The companies are presented by business segment, indicating the identity of their auditor and the companies that are consolidated for tax purposes.

Grupo Ferrovial, S.A.

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Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

EXHIBIT
Grupo Ferrovial S.A. and subsidiaries

SUBSIDIARIES

CORPORATION

Net cost of shareholding
Company	Auditor	Parent	% shareholding	(million)	Address

SPAIN
Grupo Ferrovial, S.A.(a)	Price Waterhouse Coopers				Madrid
Can-Am, S.A, Sociedad Unipersonal (a)		Grupo Ferrovial, S.A.	100	0	Madrid
Ferrovial Inversiones, S.A. (a)		Grupo Ferrovial, S.A. (i)	99.98	0	Madrid
Betonial, S.A.(a)		Grupo Ferrovial, S.A. (i)	99	3	Madrid
Burety, S.L. (a)		Grupo Ferrovial, S.A. (i)	99	0	Madrid
Frin Gold, S.A.(a)		Grupo Ferrovial, S.A. (i)	99	0	Madrid
Inversiones Trenza, S.A. (a)		Grupo Ferrovial, S.A. (i)	99	0	Madrid
Promotora Ibérica de Negocios, S.A.(a)		Grupo Ferrovial, S.A. (i)	99	0	Madrid
Alkes Reinsurance Limited	Price Waterhouse Coopers	Grupo Ferrovial, S.A.	100	3	Ireland
Marjeshvan		Grupo Ferrovial, S.A. (i)	99	0	Madrid
Remtecolex, S.A.(a)		Grupo Ferrovial, S.A. (i)	99	0	Madrid
Sotaverd, S.A.(L)		Grupo Ferrovial, S.A. (ii)	49	0	Barcelona
Triconitex, S.L. (a)		Grupo Ferrovial, S.A. (i)	99	0	Madrid
Ferrocorp Uk		Grupo Ferrovial, S.A.	100	1	United Kingdom
Dirgenfin (a)		Grupo Ferrovial, S.A. (i)	99	0	Madrid
Finecofer (a)		Grupo Ferrovial, S.A. (i)	99	0	Madrid
Baroslia, S.A. (a)		Grupo Ferrovial, S.A. (i)	99	0	Madrid

(a) Form part of tax consolidation group of Grupo Ferrovial, S.A. and subsidiaries	(i) Rest of shareholding through Can-am, S.A. S.U.
(L) in liquidation		(ii) Ferrovial Inversiones, S.A. 28.47%

CONSTRUCTION
				Net cost of the
			Direct or indirect	shareholding (million
Company	Auditor	Parent company	stake %	euros)	Address

SPAIN
Ferrovial Agromán, S.A. (a)	Price Waterhouse Coopers	Grupo Ferrovial, S.A. (i)	99.99%	317	Madrid
Aplicación Recursos Naturales, S.A. (a)	N/A	Ferrovial Agromán, S.A.(i)	99.97%	0	Barcelona
Cadagua, S.A. (a)	Price Waterhouse Coopers	Ferrovial Agromán, S.A.(i)	99.99%	79	Bilbao
Compañía de Obras Castillejos, S.A. (a)	Price Waterhouse Coopers	Ferrovial Agromán, S.A.(i)	99.70%	8	Madrid
Encofrados Deslizantes y Técnicas Especiales, S.A. (a)	Price Waterhouse Coopers	Ferrovial Agromán, S.A.(i)	99.07%	2	Madrid
Ditecpesa, S.A.(a)	Price Waterhouse Coopers	Ferrovial Agromán, S.A.(i)	99.90%	1	Madrid
Ferrovial Conservación, S.A.(a)	Price Waterhouse Coopers	Ferrovial Agromán, S.A.(i)	99.01%	2	Madrid
Urbaoeste, S.A. (a)	N/A	Ferrovial Agromán, S.A.(i)	99.90%	1	Cartagena
Ferrovial Medioambiente y Energía, S.A (a)	Price Waterhouse Coopers	Ferrovial Agromán, S.A.(i)	99.55%	1	Madrid
Discota XXI, S.L., S.Unipersonal (a)	N/A	Ferrovial Agromán, S.A.	100%	98	Madrid
Norvarem, S.A.U. (a)	N/A	Ferrovial Agromán, S.A.	100%	0	Madrid
Ferrovial Financiera A.I.E.	N/A	Ferrovial Agromán, S.A.(ii)	61.27%	265	Madrid
Tecnológica Lena, S.L.	Attest Consulting	Ferrovial Agromán, S.A.	50.0%	0	Asturias
Técnicas del Pretensado y Servicios Auxiliares, S.L (a)	Price Waterhouse Coopers	Edytesa, S.A.(i) (a)	99.07%	3	Madrid
Sociedad Concesionaria de Prisiones Lledoners, S.A.U (a)	Price Waterhouse Coopers	Ferrovial Agromán, S.A.	100%	16	Cataluña
Concesionaria de Prisones Figueres, S.A.U. (a)	Price Waterhouse Coopers	Ferrovial Agromán, S.A.	100%	11	Cataluña
Cadagua Ferrovial Industrial México		Cadagua, S.A. (vii)	75.10%	0	Mexico

POLAND
Budimex, S.A.	Deloitte Audit Sp. z o.o.	Valivala Holdings B.V.	59.06%	97	Varsovia
Budimex Dromex, S.A.	Deloitte Audit Sp. z o.o.	Budimex, S.A.	100%	108	Varsovia
Budimex Inwestycje Sp. z o.o.	Deloitte Audit Sp. z o.o.	Budimex, S.A.	100%	22	Varsovia
Budimex Dromex ComputerLand s.j.	Deloitte Audit Sp. z o.o.	Budimex Dromex, S.A.	67%	0	Varsovia
Unibud Sp z.o.o.	Deloitte Audit Sp. z o.o.	Budimex Dromex, S.A.	100%	7	Bielsk Podlaski
Mostostal Kraków S.A.	Deloitte Audit Sp. z o.o.	Budimex Dromex, S.A.	100%	3	Cracovia
Sprzęt Transport Sp. z o.o.	Deloitte Audit Sp. z o.o.	Budimex Dromex, S.A.	100%	6	Cracovia
Centrum Konferencyjne Budimex Sp. z o.o.	N/A	Budimex Inwestycje Sp. z o.o.	100%	0	Licheń
Autopark Bydgoszcz Sp. z.o.o.	N/A	Budimex Inwestycje Sp. z o.o.	100%	3	Bydgoszcz
Budimex Nieruchomości Sp. z o.o.	Deloitte Audit Sp. z o.o.	Budimex Inwestycje Sp. z o.o. (i)	50%	37	Varsovia
Zarat S.A.	Deloitte Audit Sp. z o.o.	Budimex Inwestycje Sp. z o.o.	100%	0	Varsovia
		(i) El 50% restante a través de Grimaldi Investment BV

CHILE
Ferrovial Agromán Chile, S.A.	Price Waterhouse Coopers	Ferrovial Agromán, S.A.	13.38%	4	Chile
Ferrovial Agromán Empresa Constructora Ltda.	Price Waterhouse Coopers	Ferrovial Agromán, S.A.(iii)	99.00%	0	Chile
Constructora Agromán Ferrovial Limitada	Price Waterhouse Coopers	Ferrovial Agromán, S.A.(v)	56.57%	0	Chile
Ferrovial Agromán Compañía Constructora Ltda.	Price Waterhouse Coopers	Ferrovial Agromán, S.A. (vii)	99.95%	0	Chile
Ferrovial Agromán Chile, S.A.	Price Waterhouse Coopers	Ferrovial Agromán Empresa Constructora Ltda.	86.62%	10	Chile
Ferrovial Agromán Latinoamérica, Ltda.	Price Waterhouse Coopers	Constructora Agromán Ferrovial Limitada (vi)	50%	0	Chile

CANADA
Ferrovial Agromán Canada, Inc	N/A	Ferrovial Agromán, S.A.	100%	0	Canada

NETHERLANDS
Valivala Holdings B.V.	Not audited	Discota XXI, S.L., S.Unipersonal (a)	100%	98	Netherlands

PUERTO RICO
Ferrovial Agroman LLC	BDO	Compañía de Obras Castillejos	100%		Puerto Rico

UNITED STATES
Ferrovial Agromán 56, LLC	BDO	Ferrovial Agromán Texas, LLC	100%	0	USA
Ferrovial Agromán US Corp.	BDO	Ferrovial Agromán, S.A.	100%	0	USA
Ferrovial Agromán Indiana, LLC	BDO	Ferrovial Agromán US Corp.	100%	0	USA
Indiana Toll-Roads Contractors, LLC	BDO	Ferrovial Agromán Indiana, LLC	75%	0	USA
Ferrovial Agromán Texas, LLC	BDO	Ferrovial Agromán US Corp.	100%	0	USA
Ferrovial Zachry Contractors, LLC	BDO	Ferrovial Agromán 56, LLC	50%	0	USA
W.W.Webber, LLC	BDO	Norvarem	100%	49	USA
Webber Management Group, LLC	BDO	Norvarem	100%	41	USA
Southern Crushed Cincrete, LLC	BDO	Norvarem	100%	87	USA
Webber Barrier Sevices, LLC	BDO	Norvarem	100%	0	USA

IRELAND
Ferrovial Agromán Ireland Ltd.	Price Waterhouse Coopers	Ferrovial Agromán, S.A.	100%	0	Ireland

UNITED KINGDOM
Ferrovial Agromán UK, Ltd.	Price Waterhouse Coopers	Ferrovial Agromán, S.A.	100%	7	United Kingdom
Ferrovial Agromán Airports UK, Ltd.	Price Waterhouse Coopers	Ferrovial Agromán, S.A.	100%		United Kingdom

GERMANY
PKZ Budimex	N/A	Budimex, S.A.	50%	0	Colonia
Budimex Bau	N/A	Budimex, S.A.	100%	0	Walluf

(a) Included in Tax Consolidated Group of Grupo Ferrovial, S.A.and subsidiaries	(i) Rest stake through Can-Am, S.A.
(ii) 3,5% Ferrovial Servicios, 4,67% Grupo Ferrovial, 30,64% Ferrovial Aeropuertos
(iii) Rest stake through Ferrovial Agromán Chile
(iv) 41,1% through Budimex Dromex, S.A.
(v) 2,75% Ferrovial Agromán Chile, 40,37% Ferrovial Agromán Empresa Constructora Limitada
(vi) 50% through Ferrovial Agromán Empresa Constructora Limitada
(vii) 1% through Ferrovial Agromán Chile
(viii) The remaining 24,90% through Ferrovial Medioambiente y Energía, S.A.

Groupo Ferrovial, S.A.
22 - 29

Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

AIRPORTS

				Net cost of shareholding
Company	Auditor	Parent	% shareholding	(million)	Address

UNITED
FGP Topco Limited	Price Waterhouse Coopers	Ferrovial Infraestructuras, S.A. (i)	51	3,58	United Kingdom
ADI Finance 1 Ltd	Price Waterhouse Coopers	FGP Topco Limited	100	42	United Kingdom
ADI Finance 2 Ltd	Price Waterhouse Coopers	ADI Finance 1 Ltd	100	42	United Kingdom
BAA Limited (*)	Price Waterhouse Coopers	ADI Finance 2 Ltd	100	42	United Kingdom
BAA Airports Holdco Limited	Price Waterhouse Coopers	BAA Limited	100	5,85	United Kingdom
BAA (Non des Topco) Limited	Price Waterhouse Coopers	BAA Limited	100	2	United Kingdom
BAA (NDH2) Limited	Price Waterhouse Coopers	BAA Limited	100	2	United Kingdom

SPAIN
Ferrovial Infraestructuras, S.A. (a)	Price Waterhouse Coopers	Grupo Ferrovial, S.A.	100	97	Madrid
Ferrovial Aeropuertos, S.A. (a)	Price Waterhouse Coopers	Ferrovial Infraestructuras, S.A.	100	16	Madrid
Aeropuerto de Belfast, S.A.(a)	Price Waterhouse Coopers	Ferrovial Aeropuertos, S.A.	99	0	Madrid
Lernamara S.L.(a)		Grupo Ferrovial, S.A.	100	0	Madrid

CHILE
Aeropuerto Cerro Moreno Sociedad Concesionaria, S.A	Price Waterhouse Coopers	Ferrovial Aeropuertos, S.A.	99	2	Chile

AUSTRALIA
Ferrovial Sidney, Airport Investment Trust (L)	Deloitte	Ferrovial Aeropuertos, S.A.	100		Sidney
Ferrovial Aeropuertos Australia Manag Ltd (L)		Ferrovial Aeropuertos, S.A.	100		Sidney
(a) Form part of tax consolidation group of Grupo Ferrovial, S.A. and subsidiaries		(i) Lernamara, S.L 4.87%
(L) in liquidation
(*) A list of the BAA Group companies is included at the end of the exhibit.

TOLL ROADS AND CAR

				Net cost of shareholding
Company	Auditor	Parent	% shareh.	(million)	Address

SPAIN
Cintra, Concesiones de Infraestructuras de Transporte, S.A (b)	Price Waterhouse Coopers	Ferrovial Infraestructuras, S.A (i)	63.11	1,36	Madrid
Autopista del Sol, C.E.S.A (b)	Price Waterhouse Coopers	Cintra, Concesiones de Infraestructuras de transporte, S.A	80	18	Madrid
Autopista Terrasa Manresa, S.A (b)	Price Waterhouse Coopers	Cintra, Concesiones de Infraestructuras de transporte, S.A	76.28	4	Barcelona
Autopista de Toronto S.L (b)	Price Waterhouse Coopers	Cintra, Concesiones de Infraestructuras de transporte, S.A	100	9	Madrid
Inversora de Autopistas del Sur, S.L (c)	Price Waterhouse Coopers	Cintra, Concesiones de Infraestructuras de transporte, S.A	55	17	Madrid
Autopista Madrid Sur C.E.S.A (c)	Price Waterhouse Coopers	Inversora de Autopistas del Sur, S.L	100	65	Madrid
Inversora de Autopistas del Levante, S.L (d)	Price Waterhouse Coopers	Cintra, Concesiones de Infraestructuras de transporte, S.A	51.84	4	Madrid
Autopista Madrid Levante, C.E.S.A. (d)	Price Waterhouse Coopers	Inversora de Autopistas del Levante, S.L	100	51	Madrid
Laertida, S.L. (b)	Price Waterhouse Coopers	Cintra, Concesiones de Infraestructuras de transporte, S.A	100	7	Madrid
Cintra Autopistas Integradas, S.A. (b)	Price Waterhouse Coopers	Cintra, Concesiones de Infraestructuras de transporte, S.A (i)	100	1	Madrid
M-203 Alcalá-O'Donnell (b)	Price Waterhouse Coopers	Cintra Autopistas Integradas, S.A.	100	6	Madrid
Cintra Inversora Autopistas de Cataluña, S.A. (b)	Price Waterhouse Coopers	Cintra, Concesiones de Infraestructuras de Transporte, S.A	100	6	Barcelona
Inversora Autopistas de Cataluña, S.A. (b)	Price Waterhouse Coopers	Cintra Inversora Autopistas de Cataluña, S.A.	100	3	Barcelona
Cintra Aparcamientos, S.A (b)	Price Waterhouse Coopers	Cintra, Concesiones de Infraestructuras de transporte, S.A	99.92	6	Madrid
Dornier, S.A (b)	Price Waterhouse Coopers	Cintra Aparcamientos, S.A	100	2	Madrid
Femet, S.A (b)	Price Waterhouse Coopers	Cintra Aparcamientos, S.A (ii)	99.50	1	Madrid
Guadianapark, S.A.		Cintra Aparcamientos, S.A	75	1	Madrid
Balsol 2001, S.A.(b)		Cintra Aparcamientos, S.A (iii)	100	3	Gerona
Estacionamientos Alhóndiga, S.A (IP)	Attes	Cintra Aparcamientos, S.A	50	1	Bilbao
Aparcamientos de Bilbao, S.A.	Attes	Cintra Aparcamientos, S.A	75	1	Bilbao
Aparcamientos Guipuzcoanos, S.L.		Estacionamientos Guipuzcoanos S.A	60.13	1	San Sebastián
Estacionamientos Guipuzcoanos S.L.	Price Waterhouse Coopers	Cintra Aparcamientos, S.A	100	4	San Sebastián
Estacionamiento y Galería Comercial Indauxtu, S.A.		Cintra Aparcamientos, S.A	100	0	Bilbao
Guipuzcoa Parking Siglo XXI, S.A.	Attes	Estacionamientos Guipuzcoanos S.A	60	1	San Sebastián
Serrano Park, S.A.	Deloitte	Cintra Aparcamientos, S.A	50	9	Madrid
Cintra Car Parks UK, Ltd.	Bird Luckin	Cintra Aparcamientos, S.A	100	0	United Kingdom
Concha Parking, S.A.		Estacionamientos Guipuzcoanos S.A	60	2	Madrid

PORTUGAL
Euroscut Norte Litoral, S.A	Price Waterhouse Coopers	Cintra, Concesiones de Infraestructuras de transporte, S.A	75.53	7	Portugal
Euroscut -Sociedade Concessionaria da Scut do Algarve, S.A	Price Waterhouse Coopers	Cintra, Concesiones de Infraestructuras de transporte, S.A	77	3	Portugal
Euroscut Azores S.A.	Price Waterhouse Coopers	Cintra, Concesiones de Infraestructuras de transporte, S.A	89	3	Portugal

NETHERLAND
Algarve International B.V.	Price Waterhouse Coopers	Cintra, Concesiones de Infraestructuras de transporte, S.A	77	0	Netherlands
407 Toronto Highway B.V.		Autopista de Toronto S.L	100	36	Netherlands

CHILE
Cintra Chile Limitada	Price Waterhouse Coopers	Cintra, Concesiones de Infraestructuras de transportes, S.A	100	30	Chile
Cintra Inversiones Chile Ltda.	Price Waterhouse Coopers	Cintra Chile Limitada	100	0	Chile
Collipulli Temuco, S.A.	Price Waterhouse Coopers	Cintra Chile Limitada	100	5	Chile
Temuco Rio Bueno, S.A. (a)	Price Waterhouse Coopers	Cintra Chile Limitada	75	5	Chile
Talca-Chillán, sociedad conceionaria S.A	Price Waterhouse Coopers	Cintra Chile Limitada	67.61	1	Chile
Autopista del Bosque, S.A.	Price Waterhouse Coopers	Cintra Chile Limitada	100	7	Chile
Autopista del Maipo, S.A	Price Waterhouse Coopers	Cintra Chile Limitada	100	9	Chile

POLAND
Autostrada Poludnie, S.A		Cintra, Concesiones de Infraestructuras de transporte, S.A	90	1	Poland

CANADA
407 International Inc.	Price Waterhouse Coopers/ Deloitte	Cintra Canada Inc.	53.23	26	Canada
Cintra Canada Inc.	Price Waterhouse Coopers/ Deloitte	407 Toronto Highway B.V.	100	0	Canada

IRELAND
Eurolink Motorway Operation (M4-M6), Ltd.	Price Waterhouse Coopers	Cintra, Concesiones de Infraestructuras de transportes, S.A	66	3	Irleand
Financinfrastructures	Price Waterhouse Coopers	Cintra, Concesiones de Infraestructuras de transportes, S.A	100	6	Ireland
Cinsac,		Cintra, Concesiones de Infraestructuras de transportes, S.A	100	0	Ireland
Eurolink Motorway Operation (M3), Ltd.	Price Waterhouse Coopers	Cinsac,	95	0	Ireland

US
Cintra Zachry, LP (iv)		Cintra Texas Corp	84.15	2	USA
Cintra Zachry, GP		Cintra Texas Corp	85	0	USA
Cintra Texas Corp		Cintra US Corp	100	3	USA
Cintra Developments, LLC		Cintra Texas Corp	100	0	USA
Cintra Skyway LLC	Price Waterhouse Coopers	Cintra US Corp	100	19	USA
Cintra US Corp	Price Waterhouse Coopers	Laertida	100	53	USA
SCC Holding LLC	Price Waterhouse Coopers	Cintra Skyway LLC	55	19	USA
Skyway Concession Co.LLC	Price Waterhouse Coopers	SCC Holding LLC	100	44	USA
Cintra ITR	Price Waterhouse Coopers	Cintra US Corp	100	26	USA
Cintra Texas 56, LLC	Price Waterhouse Coopers	Cintra US Corp	100	5	USA
SH-130 Concession Company, LLC	Price Waterhouse Coopers	Cintra Texas 56, LLC	65	5	USA

ANDORRA
Aparcament Escaldes Centre, S.A.		Cintra Aparcamientos, S.A	100	1	Andorra
(a) Form part of tax consolidation group of Grupo Ferrovial, S.A. and subsidiaries		(i) Rest through Marjesvan and stock market
(b) Form part of tax consolidation group of Cintra Concesiones de Infraestructuras de Transporte, S.A.		(ii) Remaining 0.5% Cintra Aparcamientos, S.A.
( c) Form part of tax consolidation group of Inversora de Autopistas del Sur, S.L.		(iii) Remaining 50% Dornier, S.A.
(d) Form part of tax consolidation group of Inversora de Autopistas de Levante, S.L.		(iv) Remaining 1% Cintra Zachry, GP

Groupo Ferrovial, S.A.
23 - 29

Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

SERVICES

				Net cost of the
			Direct or indirect	shareholding (thousand
Company	Auditor	Parent company	stake %	euros)	Address

SPAIN
Ferrovial Servicios, S.A (a)	BDO	Grupo Ferrovial, S.A. (i)	99.88%	572	Madrid
Eurolimp, S.A (a)	BDO	Ferrovial Servicios S.A (i)	99%	10	Madrid
Grupisa Infraestructuras, S.A (a)	BDO	Ferrovial Servicios S.A (i)	99.97%	18	Madrid
Viales de Castilla y León, S.A (a)	BDO	Grupisa Infraestructuras, S.A.	100%		Ávila
Andaluza de Señalizaciones, S.A Soc. Unipersonal (a)	BDO	Grupisa Infraestructuras, S.A.	100%		Málaga
Compañía Española de Servicios Públicos Auxiliares S.A (a)	Deloitte	Ferrovial Servicios S.A (i)	99.99%	1	Barcelona
Autovía de Aragón, Sociedad Concesionaria, S.A.	Price Waterhouse Coopers	Grupisa Infraestructuras, S.A.	60%	8
Oñeder S.A	Deloitte	Cespa Conten S.A	51.61%	1	Guipúzcoa
Contenedores Reus S.A (a)	Deloitte	Cespa Gestion Residuos S.A.	75.50%	1	Reus
Cespa Gestión Tratamientos de Residuos, S.A.(a)	Deloitte	Cespa Gestion Residuos S.A.	100.00%	21	Madrid
Econenergia Can Mata AIE	Deloitte	Cespa Gestion Residuos S.A.	70.00%	0	Barcelona
Econenergia Can Mata AIE	Deloitte	Cespa S.A.	30.00%	0	Barcelona
Tratamiento de Residuos y Energias Valencianas S.A	No tiene obligación de auditarse	Cespa Gestion Residuos S.A.	55.00%	3	Valencia
Cespa Inversiones Ambientales S.A	No tiene obligación de auditarse	Compañía Española de Servicios Públicos Auxiliares S.A (ii)	60.00%	6	Bilbao
Compañía Española de Servicios Públicos Auxiliares S.A (a)	Deloitte	Ferrovial Servicios S.A (i)	99.99%	1	Barcelona
Cespa Jardinería S.A.	Deloitte	Compañía Española de Servicios Públicos Auxiliares S.A	100.00%	8	Bilbao
Cespa Gestion Residuos S.A (a)	Deloitte	Compañía Española de Servicios Públicos Auxiliares S.A	100.00%	86	Barcelona
Cespa Conten S.A	Deloitte	Compañía Española de Servicios Públicos Auxiliares S.A	100.00%	13	Bilbao
Sitkol, S.A.(a)	No tiene obligación de auditarse	Compañía Española de Servicios Públicos Auxiliares S.A (i)	99.00%	5	Madrid
Emp.Mixta Almendralejo, S.A.	No tiene obligación de auditarse	Compañía Española de Servicios Públicos Auxiliares S.A	51.00%	0	Badajoz
Ingenieria Ambiental Granadina S.A (a)	Deloitte	Compañía Española de Servicios Públicos Auxiliares S.A	80.00%	3	Granada
Gestión Medioambiental de Toledo, S.A.	Almagro Auditores, S.L.	Compañía Española de Servicios Públicos Auxiliares S.A	55.00%	6	Toledo
CTR Fogars	No tiene obligación de auditarse	Cespa Gestion Residuos S.A.	55.00%	0	Barcelona
Tratamiento de Residuos Medioambientales, S.L.	No tiene obligación de auditarse	Albaida Residuos SL	54.90%		Almería
Técnicas Medioambientales Avanzadas, S.L.		Albaida Residuos SL	55.00%		Almería
Albaida Residuos, S.L.	No tiene obligación de auditarse	Cespa Gestion Residuos S.A.	100.00%	2	Almería
Swissport International AG	Price Waterhouse Coopers	Ferrovial Servicios S.A	100.00%	492	Switzerland
Swissport Menzies Handling		Ferrovial Servicios S.A	40%
Swissport Handling S.A.		Swissport International AG	100%	5	Spain
Swissport Menzies Handling Alicante		Swissport International AG	11%	0	Spain
Swissport Menzies Handling		Swissport International AG	21%	0	Spain

UNITED KINGDOM
Amey UK Plc (a)	BDO	Ferrovial Servicios (iv)	99.9%	0	Oxford
ALC (FMC) Ltd	KPMG	ALC (Superholdco) Ltd	100%	0	Oxford
ALC (Holdco) Ltd	KPMG	ALC (Superholdco) Ltd	100%	0	Oxford
ALC (SPC) Ltd	KPMG	ALC (Holdco) Ltd	100%	0	Oxford
Amcroft Ltd	BDO	Amey plc	33.33%	0	Oxford
Amey 1321 Ltd	BDO	Amey plc	100%	2	Oxford
Amey Airports Ltd	BDO	Amey plc	100%	0	Oxford
Amey Belfast Schools Partnership Holdco Ltd	BDO	Amey Ventures Investments Ltd	100%	0	Oxford
Amey Belfast Schools Partnership PFI Co Ltd	BDO	Amey Belfast Schools Partnership Holdco Ltd	100%	0	Oxford
Amey Building Ltd	BDO	Amey plc	100%	26	Oxford
Amey Community Ltd	BDO	Amey plc	100%	61	Oxford
Amey Construction Ltd	BDO	Amey plc	100%	68	Oxford
Amey Datel Group Ltd	BDO	Amey plc	100%	0	Oxford
Amey Datel Ltd	BDO	Amey Ow Ltd	100%	0	Oxford
Amey Datel Security And Communications Ltd	BDO	Amey Datel Group Ltd	100%	0	Oxford
Amey Datel Technology Ltd	BDO	Amey Datel Group Ltd	100%	0	Oxford
Amey Facilities Partners Ltd	BDO	Comax Holdings Ltd	100%	0	Oxford
Amey Fleet Services Ltd	BDO	Amey plc	100%	0	Oxford
Amey FMP Belfast Strategic Partnership SP Co Ltd	BDO	Amey FMP Belfast Strategic Partnership Holdco Ltd	100%	0	Oxford
Amey Group Information Services Ltd	BDO	Amey plc	100%	15	Oxford
Amey Group Services Ltd	BDO	Amey plc	100%	36	Oxford
Amey Highways Lighting (Manchester) Ltd	Grant Thornton	AHL Holdings (Manchester) Ltd	100%	0	London
Amey Highways Lighting (Wakefield) Ltd	Grant Thornton	AHL Holdings (Wakefield) Ltd	100%	0	London
Amey Highways Ltd	BDO	Amey plc	100%	0	Oxford
Amey Information Services Ltd	BDO	Amey plc	100%	0	Oxford
Amey Insurance Company PCC Ltd	BDO Guernsey	Amey plc	100%	0	Guernsey
Amey IT Services Ltd	BDO	Amey plc	100%	0	Oxford
Amey Lagan Roads Financial plc	BDO	Amey Lagan Roads Holdings Ltd	100%	0	Belfast
Amey Lagan Roads Ltd	BDO	Amey Lagan Roads Holdings Ltd	100%	0	Belfast
Amey LG Ltd	BDO	Amey plc	100%	0	Oxford
Amey Lighting (Norfolk) Ltd	BDO	Amey Lighting (Norfolk) Holdings Ltd	100%	0	Oxford
Amey Lighting (Norfolk) Holdings Ltd	BDO	Amey Ventures Investments Ltd	100%	0	Oxford
Amey LUL 2 Ltd	BDO	Amey Tube Ltd	100%	0	Oxford
Amey LUL Ltd	N/A Dormant	Amey plc	100%	0	Oxford
Amey Mechanical & Electrical Services Ltd	BDO	Amey Property Ltd	100%	0	Oxford
Amey OW Group Ltd	BDO	Amey UK plc	100%	0	Oxford
Amey OW Ltd	BDO	Amey OW Group Ltd	100%	0	Oxford
Amey OWR Ltd	BDO	Amey Ow Ltd	100%	0	Oxford
Amey plc (c.3)	BDO	Amey UK plc	100%	0	Oxford
Amey Procurement Solutions Ltd	BDO	Amey plc	100%	4	Oxford
Amey Programme Management Ltd	BDO	Amey plc	100%	39	Oxford
Amey Properties Ltd	BDO	Amey plc	100%	8	Oxford
Amey Property Ltd	BDO	Amey plc	100%	0	Oxford
Amey Rail Ltd	BDO	Amey plc	100%	0	Oxford
Amey Railtech Ltd	N/A Dormant	Amey OW Ltd	100%	0	Oxford
Amey Railways Holding Ltd	BDO	Amey plc	100%	14	Oxford
Amey Roads (North Lanarkshire) Ltd	BDO	Amey LG Ltd	66.67%	0	Oxford
Amey Services Ltd	BDO	Amey plc	100%	6	Oxford
Amey Technology Services Ltd	BDO	Amey plc	100%	7	Oxford
Amey Tramlink Ltd	BDO	Treasurepark Ltd	100%	0	Oxford
Amey Tube Ltd	BDO	JNP Ventures Ltd	100%	0	Oxford
Amey Ventures Investments Ltd	BDO	Amey plc	100%	0	Oxford
Amey Ventures Ltd	BDO	Amey plc	100%	6	Oxford
Amey Wye Valley Ltd	BDO	Amey LG Ltd	80%	0	Oxford
BCN Data Systems Ltd (IP)	Price Waterhouse Coopers	Amey Information Services Ltd	50%	0	London
BCN Data Systems LLC	None required	BCN Holdings Inc	100%	0	USA
BCN Holdings Inc	None required	BCN Data Systems Ltd (IP)	100%	0	USA
Bushclose Ltd	BDO	Treasurepark Ltd	100%	0	Oxford
Comax Holdings Ltd	BDO	Amey plc	100%	117	Oxford
Comax Secure Business Services Ltd	N/A Dormant	Comax Holdings Ltd	100%	0	Oxford
E4D & G Project Co Ltd	BDO	E4D & G Holdco Ltd	100%	0	Oxford
EduAction (Waltham Forest) Ltd (IP)	PKF (UK)	Amey plc	50%	0	London
Integrated Bradford Hold Co One Ltd	KPMG	Integrated Bradford LEP Ltd	10%	0	Oxford
Integrated Bradford LEP Fin Co One Ltd	KPMG	Integrated Bradford LEP Ltd	100%	0	Oxford
Integrated Bradford LEP Ltd	KPMG	Integrated Bradford PSP Ltd	80%	0	Oxford
Integrated Bradford SPV One Ltd	KPMG	Integrated Bradford Hold Co One Ltd	100%	0	Oxford
JNP Ventures 2 Ltd	BDO	Amey Tube Ltd	100%	0	Oxford
JNP Ventures Ltd	BDO	Amey Ventures Ltd	100%	0	Oxford
Jubilee Rail Ltd	Grant Thornton	Amey LUL Ltd	50%	0	York
R T James & Partners Ltd	N/A Dormant	Amey OW Group Ltd	100%	0	Oxford
Services Support (Avon & Somerset) Ltd	Deloitte and Touche	Services Support (Avon & Somerset) Holdings Ltd	100%	0	London
Sherard Secretariat Services Ltd	BDO	Amey plc	100%	0	Oxford
The Renfrewshire Schools Partnership Ltd	KPMG	RSP (Holdings) Ltd	100%	0	Glasgow
Treasurepark Ltd	BDO	Amey Ventures Investments Ltd	100%	0	Oxford
Tube Lines (Finance) plc	Deloitte and Touche	Tube Lines (Holdings) Ltd	100%	0	London
Tube Lines Ltd	Deloitte and Touche	Tube Lines (Holdings) Ltd	100%	0	London
Tube Lines Pension Scheme Trustees Ltd	Deloitte and Touche	Tube Lines Ltd	100%	0	London
Unity City Academy Trust	None required	Company Limited by guarantee		0	Middlesbrough
Williams Trustees Ltd	N/A Dormant	Amey OW Group Ltd	100%	0	Oxford
Wimco Ltd	BDO	Amey Railways Holding Ltd	100%	0	Oxford
Yarls Wood Immigration Ltd	Price Waterhouse Coopers	Amey Programme Management Ltd	50%	0	Broadway
Swissport Cargo Services Center (UK) Ltd.	Price Waterhouse Coopers	Swissport International AG	100%	498	United Kingdom
Swissport Ltd.	Price Waterhouse Coopers	Swissport International AG	100%	34	United Kingdom
Swissport Stansted Ltd.		Swissport International AG	100%	incl.in Swissport Ltd.	United Kingdom
Swissport Fueling UK		Swissport International AG	100%	incl.in Swissport Ltd.	United Kingdom

Groupo Ferrovial, S.A.
24 - 29

Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

Net cost of shareholding
Company	Auditor	Parent	%	(thousand)	Address

PORTUGAL
Novipav Investimentos SGES S.A	Navalho, Martins&Associados	Grupisa Infraestructuras, S.A	100		Portugal
Sopovico Soc. Port. Vias de com S.A	Navalho, Martins&Associados	Novipav Investimentos SGES, S.A	100		Portugal
Ferrovial Construcoes Gestao e Manutencao, S.A	BDO	Ferrovial Servicios S.A (iv)	97.5%	0	Portugal
Cespa Portugal S.A	Deloitte	Compañía Española de Servicios Públicos Auxiliares S.A	100	12	Oport
Citrup Lda	Deloitte	Cespa Portugal S.A	70	1	Oport

MOROCCO
Cespa Nadafa	Deloitte	Compañía Española de Servicios Públicos Auxiliares S.A (iii)	98.76%	0	Tangier s
Cespa Nadafa	Deloitte	Cespa Gestion Residuos S.A	0.74%	0	Tangier s
Landmille Ltd		Ferrovial Servicios, S.A.	100	0	United

SWITZERLAND
Swissport Baggage Sorting AG	Price Waterhouse Coopers	Swissport International AG	100	0	Switzerland
Checkport Schweiz AG	Price Waterhouse Coopers	Swissport International AG	85	3	Switzerland
PrivatPort SA	Price Waterhouse Coopers	Swissport International AG	51	0	Switzerland
Careport Schweiz AG		Swissport International AG	49	0	Switzerland
Swissport Group Services GmbH	t.b.d	Swissport International AG	100	0	Switzerland
Swissport North America Inc.	Price Waterhouse Coopers	Swissport International AG	100	107	US
Swissport Cargo Holdings	Swissport International AG	100	incl. In SP North America Inc.	USA
Swissport Cargo Services LP Inc.	Swissport International AG	100	incl. In SP North America Inc.	USA
Swissport Fueling of Nevada Inc.	Swissport International AG	100	incl. In SP North America Inc.	USA
Swissport Holdings	Swissport International AG	100	incl. In SP North America Inc.	USA
Dapsco Inc.	Swissport International AG	100	incl. In SP North America Inc.	USA
Swissport USA Inc.	Swissport International AG	100	incl. In SP North America Inc.	USA
Swissport CFE Inc.	Swissport International AG	100	incl. In SP North America Inc.	USA
Swissport Cargo Services Inc.	Swissport International AG	100	incl. In SP North America Inc.	USA
Swissport Fueling	Swissport International AG	100	incl. In SP North America Inc.	USA
Hallmark Aviation Services Inc.	Swissport International AG	51	incl. In SP North America Inc.	USA
New Age Aviation Security US, Inc.		Swissport International AG	51	0	USA

GERMANY
Swissport Cargo Services Deutschland GmbH	Price Waterhouse Coopers	Swissport International AG	100	2	Germany
Swissport Deutschland GmbH		Swissport International AG	100	6	Germany
Swissport Ground Handling	Price Waterhouse Coopers	Swissport International AG	100	0	Germany
Swissport Services GmbH		Swissport International AG	100	0	Germany
Swissport Travel Center GmbH		Swissport International AG	100	0	Germany
Swissport München GmbH		Swissport Deutschland GmbH	100	0	Germany

DUTCH ANTILLES
Aerocargo N.V.		Swissport International AG	100	1	Dutch Antilles
Cargo Services Center International N.V.	Price Waterhouse Coopers	Swissport International AG	100	0	Dutch Antilles
Swissport Curacao		Swissport International AG	100	0	Dutch Antilles
Swissport France	Price Waterhouse Coopers	Swissport International AG	100	0	France
Swissport Services CDG	Price Waterhouse Coopers	Swissport International AG	100	0	France
Swissport Cargo Services France	Price Waterhouse Coopers	Swissport International AG	100	5	France
Swissport Nice SAS		Swissport International AG	100	0	France
Airside Ltd. (Swissport Kenya)	Price Waterhouse Coopers	Swissport International AG	100	0	Kenya
Swissport Cargo Services Center East Africa B.V.	Price Waterhouse Coopers	Swissport International AG	100	0	Kenya

TANZANIA
Swissport Tanzania Ltd.	Price Waterhouse Coopers	Swissport International AG	51	3	Tanzania

CAMEROON
Camport S.A.		Swissport International AG	47	0	Cameroon

DOMINICAN REPUBLIC
Carribbean Jets		Swissport International AG	34	incl. In SP Dominicana	Dominican
Swissport Dominicana		Swissport International AG	34	0	Dominican Republic

NIGERIA
Checkport Security Nigeria Ltd			51	0	Nigeria
Airside Ltd. (Swissport Kenya)	Price Waterhouse Coopers	Swissport International AG	100	0	Kenya
Swissport Cargo Services Center East Africa B.V.	Price Waterhouse Coopers	Swissport International AG	100	20	Kenya

SOUTH AFRICA
Checkport South Africa Ltd.		Swissport International AG	43	0	South Africa
Swissport South Africa (PTY) Ltd.	Price Waterhouse Coopers	Swissport International AG	51	0	South Africa

LUXEMBOURG
Swissport Cargo Services Lux Sarl	Price Waterhouse Coopers	Swissport International AG	75	0	Luxembourg

ARGENTINA
Swissport Argentina S.A.	Price Waterhouse Coopers	Swissport International AG	100	0	Argentina
Swissport Austria GmbH		Swissport International AG	100	0	Austria
Swissport Cargo Services GmbH		Swissport International AG	100

MEXICO
Swissport Aviation Services de Mexico S.A. de C.V.	Price Waterhouse Coopers	Swissport International AG	70	11	Mexico
Swissport Cargo Services de Mexico S.A. de C.V.		Swissport International AG	100	5	Mexico
Swissport Brasil Ltda.	Price Waterhouse Coopers	Swissport International AG	99	38	Brazil
Swissport Cargo Services Brazil Logistica Ltda.	Price Waterhouse Coopers	Swissport International AG	51	0	Brazil

CANADA
Swissport Canada Handling Inc.		Swissport International AG	100	0	Canada

NETHERLANDS
Swissport Cargo Service Holding B.V.		Swissport International AG	100	35	Netherland
Swissport Nederland B.V.		Swissport International AG	100	5	Netherland
Swissport Cargo Services The Netherlands B.V.		Swissport International AG	100	2	Netherland
Swissport Cargo Services Belgium N.V.		Swissport International AG	100	0	Belgium
Swissport Cargo Services Israel Ltd.		Swissport International AG	51	0	Israel
Swissport Cargo Services Italy S.R.L.		Swissport International AG	100	2	Italy
Swissport Italy S.R.L.		Swissport International AG	100	0	Italy

HUNGARY
Swissport Cargo Services Magyarorszag Kft.		Swissport International AG	100	0	Hungary

Groupo Ferrovial, S.A.
25 - 29

Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

				Net cost of shareholding
Company	Auditor	Parent	%	(thousand)	Address

Swissport Cargo Services St. Petersburg		Swissport International AG	51	0	Hungary

VENEZUELA
Swissport Cargo Services Venezuela S.A.		Swissport International AG	88	0	Venezuela
Tramitaven C.A,		Swissport International AG	60	0	Venezuela

CYPRUS
Swissport G.A.P. Vassilopoulos		Swissport International AG	51	0	Cyprus
Swissport Cyprus Ltd.		Swissport International AG	74.9%	0	Cyprus
S&L Airport Services Ltd		Swissport Cyprus Ltd.	50.0%	0	Cyprus
Swissport Hellas Cargo S.A.		Swissport International AG	41	1	Greece
Swissport Hellas S.A.		Swissport International AG	51	4	Greece
Swissport Korea Ltd.		Swissport International AG	51	6	Korea
Swissport Poland Ltd.		Swissport International AG	100	0	Poland

SINGAPORE
Swissport Singapore Pte Ltd.	Price Waterhouse Coopers	Swissport International AG	100	9	Singapore
Peruvian Investments 2008 PTE. Ltd.		Swissport International AG	100	6,05	Singapore

UKRAINE
Swissport Ukraine		Swissport International AG	70.6%	1	Ukraine

BULGARIA
Swissport Bulgaria		Swissport International AG	66	0	Bulgaria
(a) Form part of tax consolidation group of Grupo Ferrovial, S.A. and subsidiaries		(i) Remainder owned by Can-am, S.A.
(PC) proportionate		(ii) 40% through Cespa Conten, S.A.
		(iii) 0.74% through Cespa GR, S.A.
		(iv) Remainder owned by Grupo Ferrovial, S.A.

REAL ESTATE

				Net cost of shareholding
Company	Auditor	Parent	% shareholding	(millon)	Address

Budimex Nieruchomosci Sp. z o.o. (B.N.)	Deloitte Audyt Sp. z o.o.	Grimaldi Investment (i)	50	4	Warsaw
Grimaldi Investment BV		Grupo Ferrovial, S.A. (ii)	99.5	1	Amsterdam
Ferrovial FISA, S.L. (a)		Grupo Ferrovial, S.A. (ii)	99	0	Madrid
(a) Form part of tax consolidation group of Grupo Ferrovial, S.A. and subsidiaries		(i) Remaining 50% through Budimex Inwestycje
		(ii) Remainder through Can-am, S.A. S.U.

REST

				Net cost of shareholding
Company	Auditor	Parent	% shareholding	(million)	Address
Ferrovial Telecomunicaciones, S.A.(a)	N/A	Grupo Ferrovial, S.A.(i)	99	0	Madrid

(a) Form part of tax consolidation group of Grupo Ferrovial, S.A. and subsidiaries		(i) Remainder through Can-am, S.A.

Groupo Ferrovial, S.A.
26 - 29

Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

EXHIBIT I

Grupo Ferrovial S.A. and subsidiaries

(*) BAA GROUP COMPANIES

Empresa	Auditor	% Participación	Address
BAA (NDH1) Limited	Price Waterhouse Coopers	100%	United Kingdom
Aberdeen Airport Ltd	Price Waterhouse Coopers	100%	United Kingdom
Glasgow Airport Ltd	Price Waterhouse Coopers	100%	United Kingdom
Edinburgh Airport Ltd	Price Waterhouse Coopers	100%	United Kingdom
Southampton International	Price Waterhouse Coopers	100%	United Kingdom
BAA Lynton Limited	Price Waterhouse Coopers	100%	United Kingdom
BAA USA (Holdings)	Price Waterhouse Coopers	100%	USA
BAA Harrisburg		100%	USA
BAA Air Terminals Inc		100%	USA
BAA Maryland		100%	USA
BAA Pittsburgh		100%	USA
BAA Boston Inc		100%	USA
BAA USA Inc		100%	USA
BAA Indianopolis		99%	USA
BAA Italia	Price Waterhouse Coopers	98%	Italy
Software Design SpA		49%	Italy
Societe Gestione Servizi Aeroporti SPA		65%	Italy
GESAC Engineering SRC		100%	Italy
BAA (DSH) Limited	Price Waterhouse Coopers	100%	United Kingdom
BAA (SH) Limited	Price Waterhouse Coopers	100%	United Kingdom
BAA (SP) Limited	Price Waterhouse Coopers	100%	United Kingdom
BAA (AH) Limited	Price Waterhouse Coopers	100%	United Kingdom
BAA Funding Limited	Price Waterhouse Coopers	100%	Jersey
Gatwick Airport Ltd	Price Waterhouse Coopers	100%	United Kingdom
Stansted Airport Ltd	Price Waterhouse Coopers	100%	United Kingdom
Heathdrow Airport Ltd	Price Waterhouse Coopers	100%	United Kingdom
Heathdrow Airport Community Board Insulation Limited	Price Waterhouse Coopers	100%	United Kingdom
Heathdrow Express Operating Company Limited		100%	United Kingdom
BAA Enterprises Limited	Price Waterhouse Coopers	100%	United Kingdom
Airportsmart Limited		42%	United Kingdom
Best of the Best plc		14%	United Kingdom
BMG (Ashford) General Partner Ltd	Price Waterhouse Coopers	100%	United Kingdom
The Outlet Company Ltd		100%	Jersey
Global Airport Services Ltd		50%	Jersey
BMG Europe Ltd	Price Waterhouse Coopers	50%	Jersey
UK Outlet Center 1 Ltd	Price Waterhouse Coopers	99%	United Kingdom
BMG (Swindon) Ltd		79%	United Kingdom
BMG (Ashford) Ltd		100%	United Kingdom
BMG (Cheshire Oaks) Ltd		100%	United Kingdom
The BMG (Co Phase IV) Ltd		99%	United Kingdom
BMG (Ashford) Partnership Trustco Ltd	Price Waterhouse Coopers	100%	United Kingdom
BMG (Bridgend) Ltd		75%	United Kingdom
BMG (Co 2) Ltd		100%	United Kingdom
BMG (Swindon) (Phases II&III) General Partner Ltd		100%	United Kingdom
The BMG (Ashford) Limited Partnership		99%	United Kingdom
BMG Bridgend (Phases II and III) General Partner Limited	Price Waterhouse Coopers	100%	United Kingdom
BMG Bridgend (Phases II and III) LTd Partnership	Price Waterhouse Coopers	2%	United Kingdom
BMG Swindon (Phase III) Trustco Ltd		100%	United Kingdom
The BMG (Swindon) (Phases II&III) Limited Partnership	Price Waterhouse Coopers	73%	United Kingdom
BAA Airports Limited		100%	United Kingdom
Airport Property GP (No.2) Ltd		50%	United Kingdom
Devon Nominees (No.3) Ltd		100%	United Kingdom
Devon Nominees (No.1) Ltd		100%	United Kingdom
Devon Nominees (No.2) Ltd		100%	United Kingdom
BAA Partnership Ltd		100%	United Kingdom
BAA International Ltd	Price Waterhouse Coopers	100%	United Kingdom
Airport Industrial Ltd Partnership		50%	United Kingdom
Airport Property Partnership (*)		50%	United Kingdom
The Swindon Ltd Partnership		66%	United Kingdom
Devon Nominees Ltd		67%	United Kingdom
BAA (Hong Kong) Ltd		100%	United Kingdom
Airport Hotels General Partner Ltd		100%	United Kingdom
Stansted Site No. 6 Ltd		100%	United Kingdom
London Airports Ltd	Price Waterhouse Coopers	100%	United Kingdom
London Airports 1993 Ltd	Price Waterhouse Coopers	100%	United Kingdom
London Airpots 1992 Ltd	Price Waterhouse Coopers	100%	United Kingdom
Scottish Airports Ltd	Price Waterhouse Coopers	100%	United Kingdom
British Airports Services Ltd		100%	United Kingdom
Airports Uk Ltd		100%	United Kingdom
Airports Ltd		100%	United Kingdom
Southampton Handling Ltd		100%	United Kingdom
BAA General Partner Ltd	Price Waterhouse Coopers	100%	United Kingdom
BAA Properties Ltd	Price Waterhouse Coopers	100%	United Kingdom
BAA Trust Company Ltd		100%	United Kingdom
BAA Building Control Services Ltd	Price Waterhouse Coopers	100%	United Kingdom
BAA Business Suport Centre Ltd		100%	United Kingdom
BAA Lynton Management Ltd		100%	United Kingdom
Lynton Holdings Ltd		100%	United Kingdom
Lynton Investments Ltd		100%	United Kingdom
Lynton Netherlands		100%	Netherlands
Central Land Investment Holdings Ltd		75%	United Kingdom
Lynton MHA Ltd		100%	United Kingdom
Southampton Airport Ltd		100%	United Kingdom
Airport Hotels Trust Manager Ltd (Jersey)		100%	Jersey
Newlynton Limited		100%	United Kingdom
Lynton Unlimited		100%	United Kingdom
BAA Insuarance Services Ltd		100%	United Kingdom
BAA Pension Trust Co Ltd	Price Waterhouse Coopers	100%	United Kingdom
BAA Quest Trustee Ltd		100%	United Kingdom
Airport Express Rail Ltd		100%	United Kingdom
Midhust Investments Ltd		100%	United Kingdom
BAA Lynton Holdings Ltd		100%	United Kingdom
Lynton Properties Ltd		100%	United Kingdom
BAA Hotels Ltd		100%	United Kingdom
Airport Property GP (No.1) Ltd		100%	United Kingdom
9G Rail Ltd		100%	United Kingdom
BAA Lynton Developments Ltd		100%	United Kingdom
Lynton Estates Ltd		100%	United Kingdom
BAA General Partner Ltd		100%	United Kingdom
BAA (IP Holdco) Limited	Price Waterhouse Coopers	100%	United Kingdom
Summerbridge Properties Ltd	Price Waterhouse Coopers	100%	United Kingdom
World Duty Free Limited	Price Waterhouse Coopers	100%	United Kingdom
Precis (2204) Ltd		100%	United Kingdom
Eastleigh Airport Ltd		100%	United Kingdom
Precis (2207) Orbital Park Ltd		100%	United Kingdom
Airports International Ltd		100%	United Kingdom
Precis (2206) Ltd		100%	United Kingdom
Sanfield Lynton Ltd		50%	United Kingdom
Martyn Ventures Ltd		50%	United Kingdom
World Duty Free Inflight (Europe) Ltd		100%	United Kingdom
(*) joint control company

Groupo Ferrovial, S.A.
27 - 29

Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

EXHIBIT (continued)
Grupo Ferrovial S.A. and subsidiaries

ASSOCIATES AND JOINTLY-CONTROLLED ENTITIES

CONSTRUCTION

								Million euros
Company	Auditor	Parent company	Direct or indirect stake %	Net cost of the shareholding (million euros)	Address	Assets	(*)	Liabilities (*)	Incomes (*)	Profit	(*)

SPAIN
Urbs ludex et Causidicus, S.A.	Deloitte &Touche	Ferrovial Agromán, S.A.	22%	8	Cataluña		309	346	10		-2
Cleam Cenit A.I.E	N/A	Ferrovial Agromán, S.A.	13.39%	0	Madrid		2	2	0		0
Tecnológica Lena, S.L.	Attest Consulting	Ferrovial Agromán, S.A.	50.00%	0	Asturias		2	2	0		0
Socieade Concesionaria Baio, S.A.	Price Waterhouse Coopers	Ferrovial Agromán, S.A.	50.00%	9	Galicia		5	1	0		0
Boremer, S.A.	Price Waterhouse Coopers	Cadagua, S.A.	50.00%	2	Madrid		21	19	5		-1

POLAND
Elektromontaż Poznań S.A.	Deloitte &Touche	Budimex, S.A.	30.78%	4	Poznań		27	16	34		1
PPHU PROMOS Sp. z o.o.	N/A	Budimex Dromex, S.A.(i)	25.53%	0	Cracovia		2	1	3		0

MOTORWAYS AND PARKING FACILITIES

Company	Auditor	Parent company	Direct or indirect stake %	Net cost of the shareholding (million euros)	Address	Assets	(*)	Liabilities (*)	Incomes (*)	Profit	(*)
SPAIN
Sociedad Municipal de Aparcamientos y Servicios, S.A.	CYE Auditores Asociados S.A.	Cintra Aparcamientos S.A	24.50%	4	Málaga		126	102	14		2
Estacionamientos y Servicios Extremeños, S.A		Cintra Aparcamientos S.A	25.00%	0	Badajoz		2	1	0		0
Infoser Estacionamientos A.I.E.		Dornier, S.A	16.66%	0	Madrid		4	4	1		0
Estacionamientos Urbanos de León, S.A	CIA Valdeon Auditores, S.L.	Dornier, S.A	43.00%	0	León		4	1	3		1
Autopista Trados M-45, S.A	Price Waterhouse Coopers	Cintra, Concesiones de Infraestructuras de transporte, S.A	50%	13	Madrid		209	145	7		3
UNITED STATES
Statewide Mobility Partners LLC	Price Waterhouse Coopers	Cintra ITR LLC	50%	266	Estados Unidos		532	0	0		0
ITR Concession Company Holdings	Price Waterhouse Coopers	Statewide Mobility Partners LLC	100%	532	Estados Unidos		532	0	0		0
ITR Concession Company	Price Waterhouse Coopers	ITR Concession Company Holdings	100%	532	Estados Unidos		3,165	4,084	34		2
GREECE
Nea Odos, S.A.	Price Waterhouse Coopers	Cintra, Concesiones de Infraestructuras de transportes, S.A	33.34%	19	Grecia	218	106	19	0
Central Greece Motorway (E65)	Price Waterhouse Coopers	Cintra, Concesiones de Infraestructuras de transportes, S.A	33.34%	13	Grecia	265	152	0	0
REAL ESTATE
				Net cost of
				shareholding (million
Company	Audito	Parent	% shareholding	euro	Addres	Assets	Liabilities (*)	Revenue	Result

SPAIN
Promociones Hábitat (a)		Ferrovial FISA	20.00%	0	Barcelona	-	-	-	-

(a) No information from the receivers

(*) Unaudited

Groupo Ferrovial, S.A.
28 - 29

Merger Balance Sheet and Explanatory Notes
Grupo Ferrovial, S.A.

SERVICES

						Million euros
Company	Auditor	Parent company	Direct or indirect stake %	Net cost of the shareholding (million euros)	Address	Assets (*)	Liabilities (*)	Incomes (*)	Profit	(*)

SPAIN
Madrid Calle-30, S.A.	KPMG	Empresa Mantenimiento y Explotación M-30, S.A	20%		Madrid	3,226,239	2,623,969	293,215		26,064
Asoc.Estudio Tecnologias Equipamientos de Carreteras, S.A	It has no obligation to be audited	Grupisa S.A	9.23%	1	Madrid	666	61	0		0
Empresa Mantenimiento y Explotación M-30 S.A.	Deloitte	Ferrovial Servicios S.A	50%	0	Madrid	305,289	301,273	9,327		405
Necrópolis de Valladolid	BDO Audiberia	Sitkol S.A	49.00%	2	Valladolid	14,139	7,090	1,158		181
Valdedominguez 2000, S.A.	Deloitte	Compañía Española de Servicios Públicos Auxiliares S.A	20.00%	1	Madrid	8,840	4,812	1,953		-55
Ingenieria Urbana S.A.	Deloitte	Compañía Española de Servicios Públicos Auxiliares S.A	35.00%	4	Alicante	60,538	44,896	12,002		414
Recollida de Residuos D´Osona S.L	It has no obligation to be audited	Compañía Española de Servicios Públicos Auxiliares S.A	45.00%	0	Barcelona	2,914	1,954	1,392		29
Reciclados y Compostaje Piedra Negra, S.A	Deloitte	Compañía Española de Servicios Públicos Auxiliares S.A	48.99%	2	Alicante	17,650	6,742	2,590		320
Companya Especial de Recuperacions i Recondicionaments. S.L	It has no obligation to be audited	Cespa Gestion Residuos S.A (a)	42.11%	1	Barcelona	1,401	2,632	0		-41
Ecocat S.L	Deloitte	Compañía Española de Servicios Públicos Auxiliares S.A	50.00%	31	Barcelona	40,922	24,925	12,619		-684
Sogarisa S.A	Deloitte	Ecocat S.L	50.00%	2	La Coruña	21,219	15,061	8,526		190
Ecocem S.A	It has no obligation to be audited	Ecocat S.L	51.00%	0	Barcelona	1,446	736	677		123
Gestó de Residuos Especials de Catalunya S.A	Deloitte	Ecocat S.L	33.33%	2	Barcelona	30,080	26,602	8,337		-108
Novalis Medioambiente S.A.	It has no obligation to be audited	Cespa Gestion Residuos S.A.	50.00%	0	Alicante	7,253	7,200	0		-6
MOVITEC	It has no obligation to be audited	Ecocat S.L	50.00%	0	Martorell	53	60	51		-18
Ecoparc del Mediterrani, S.A	Deloitte	Cespa Gestion Residuos S.A (a)	48.00%	3	Barcelona	16,235	12,846	99		-989
RCD'S ALBACETE	It has no obligation to be audited	Cespa Gestion Residuos S.A.	49.99%		Albacete	0	0	0		0

PORTUGAL
Valorhospital S.A	It has no obligation to be audited	Cespa Portugal, S.A.	35.13%	0	Oporto	452	106	0		0
Ecoberiao		Cespa Portugal, S.A.	20%	0	Oporto	10,403	10,262	0		0
Valor-Rib Industrial Residuos		Compañía Española de Servicios Públicos Auxiliares S.A	45%	1		6,345	5,247	160		-121
Cespa Portugal - Ecoambiente ACE		Cespa Portugal S.A	50.00%		Matorinhos			7,992		136

ANDORRA
Centre de Tractament de Residus d´Andorra	GM Consultors	Cespa Gestion Residuos S.A (a)	29%	2	Andorra la Vella	145,651	139,020	0		0

UNITED KINGDOM
AHL Holdings (Manchester) Ltd	Grant Thornton	Amey Ventures Investments Ltd	50.00%	0	London	22,405	-21,691	852		66
AHL Holdings (Wakefield) Ltd	Grant Thornton	Amey Ventures Investments Ltd	50.00%	0	London	14,357	-13,761	838		28
ALC (Superholdco) Ltd	KPMG	Amey Ventures Investments Ltd	50.00%	0	Oxford	92,559	-84,969	7,686		1,911
Amey FMP Belfast Startegic Partnership Holdco Ltd	BDO	Amey Ventures Investments Ltd	70.00%	0	Oxford	407	-389	265		13
Amey Lagan Roads Holdings Ltd	BDO	Amey Ventures Investments Ltd	50.00%	0	Belfast	149,409	-149,391	13,568		343
E4D & G Holdco Ltd	BDO	Amey Ventures Investments Ltd	85.00%	0	Oxford	84,049	-84,133	19,383		69
Integrated Bradford Hold Co One Ltd	KPMG	Amey Ventures Investments Ltd	25.17%	0	Oxford	34,115	-34,208	874		39
Integrated Bradford PSP Ltd	KPMG	Amey Ventures Investments Ltd	50.00%	0	Oxford	2,352	-2,338	223		-20
RSP (Holdings) Ltd	KPMG	Amey Ventures Investments Ltd	35.00%	0	Glasgow	48,270	-47,898	792		17
Services Support (Avon & Somerset) Holdings Ltd	Deloitte and Touche	Amey Ventures Investments Ltd	20.00%	0	London	14,917	-14,914	199		-1
Tube Lines (Holdings) Ltd	Deloitte and Touche	JNP Ventures 2 Ltd	66.67%	0	London	1,803,361	-1,665,473	181,465		8,908

GREECE						811	262	502		-34
WSW Hellas Services S.A.,		Swissport International AG	21.25%	173	Greece

FRANCE
Swissport Executive	Price Waterhouse Coopers	Swissport International AG	50.01%	1,788	France	3,646	1,270	1,659		-25

SWITZERLAND
Fuelport Schweiz AG		Swissport International AG	49.00%	49	Switzerland	67	0	0		0

ISRAEL
Quality Airport Services Israel Ltd.		Swissport International AG	50.00%	1,429	Israel	4,326	2,428	4,244		188

JAPAN
Swissport Japan Ltd.		Swissport International AG	51.00%	0	Japan	4,861	6,423	6,066		-65

CHINA
Swissport HNA Ground Handling Co., Ltd.		Swissport International AG	49.00%	4,639	China	6,608	320	0		-208

PERU
Swissport GBH Peru S.A.		Swissport International AG	41%	9713	Peru	12,146	4,679	3,888		10
(*) Not audited figures

Grupo Ferrovial, S.A.

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